UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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ACADIA HEALTHCARE COMPANY, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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830 CRESCENT CENTRE DRIVE, SUITE 610

FRANKLIN, TENNESSEE 37067

April 11, 2014

TO OUR STOCKHOLDERS:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Acadia Healthcare Company, Inc., to be held on Thursday, May 22, 2014, at 10:30 a.m. (Central Time), at our executive offices located at 830 Crescent Centre Drive, Suite 610, Franklin, Tennessee 37067. The matters to be acted upon at the Annual Meeting are more fully described in the accompanying Proxy Statement and related materials.

In accordance with rules adopted by the Securities and Exchange Commission, we are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of the Proxy Statement and our 2013 Annual Report to Stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how stockholders can access the proxy documents over the internet as well as how stockholders can receive a paper copy of our proxy materials, including the Proxy Statement, the 2013 Annual Report to Stockholders and a form of proxy card.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote by proxy as soon as possible by following the instructions located in the Notice of Internet Availability of Proxy Materials sent to you or in the Proxy Statement. If you attend the Annual Meeting, you may withdraw your proxy and vote your shares personally.

We look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ Joey A. Jacobs

Joey A. Jacobs
Chairman, Director and Chief Executive Officer

YOUR VOTE IS IMPORTANT.

PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD

AS PROMPTLY AS POSSIBLE.

830 CRESCENT CENTRE DRIVE, SUITE 610

FRANKLIN, TENNESSEE 37067

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 22, 2014

TO OUR STOCKHOLDERS:

The 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Acadia Healthcare Company, Inc. will be held on Thursday, May 22, 2014, at 10:30 a.m. (Central Time), at our executive offices located at 830 Crescent Centre Drive, Suite 610, Franklin, Tennessee 37067, for the following purposes:

(1)	To elect three nominees as Class III directors;

(2)	To approve, on a non-binding advisory basis, the compensation of our named executive officers;

(3)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

(4)	To transact any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof.

The matters to be acted upon at the Annual Meeting are more fully described in the Proxy Statement and related materials. Please read the materials carefully.

The Board of Directors has fixed the close of business on March 28, 2014 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

By order of the Board of Directors,

/s/ Joey A. Jacobs

Joey A. Jacobs
Chairman, Director and Chief Executive Officer

Dated: April 11, 2014

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, TO ASSURE THE PRESENCE OF A QUORUM, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

830 CRESCENT CENTRE DRIVE, SUITE 610

FRANKLIN, TENNESSEE 37067

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of Acadia Healthcare Company, Inc. (the “Company”) of proxies to be voted at the 2014 Annual Meeting of Stockholders (the “Annual Meeting”), to be held at our executive offices located at 830 Crescent Centre Drive, Suite 610, Franklin, Tennessee 37067, on Thursday, May 22, 2014, at 10:30 a.m. (Central Time), for the purposes set forth in the accompanying notice, and at any adjournments or postponements thereof. This Proxy Statement and the accompanying proxy are first being mailed or made available to stockholders on or about April 11, 2014.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date

The close of business on March 28, 2014 has been fixed as the record date for the determination of stockholders entitled to vote at the Annual Meeting. As of such date, we had 90,000,000 authorized shares of common stock, $0.01 par value per share (“Common Stock”), of which 50,802,961 shares were outstanding and entitled to vote, and 10,000,000 authorized shares of preferred stock, $0.01 par value per share, of which no shares were outstanding. Common Stock is our only outstanding class of voting stock. Each share of Common Stock will have one vote on each matter to be voted upon at the Annual Meeting.

Quorum Requirements

A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, is required to constitute a quorum. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the Annual Meeting. If a quorum is not present at the time of the Annual Meeting, the stockholders entitled to vote, present in person or represented by proxy, shall have the power to adjourn the Annual Meeting until a quorum shall be present or represented by proxy. The Annual Meeting may be adjourned from time to time, whether or not a quorum is present, by the affirmative vote of a majority of the votes present and entitled to be cast at the Annual Meeting.

Voting Procedures

Whether you hold shares directly as the stockholder of record or through a broker, trustee or other nominee, as the beneficial owner, you may direct how your shares are voted without attending the Annual Meeting. If you hold shares in street name, you must vote by giving instructions to your broker or nominee. You should follow the voting instructions on any form that you receive from your broker or nominee. The availability of telephone and Internet voting for shares held in street name will depend on your broker’s or nominee’s voting process. Please refer to the instructions in the materials provided in the Notice of Internet Availability of Proxy Materials or proxy card provided to you for information on the available voting methods.

If a proxy is properly given prior to or at the Annual Meeting and not properly revoked, it will be voted in accordance with the instructions, if any, given by the stockholder. Subject to the requirements described below, if no instructions are given, each proxy will be voted:

•	FOR the election as directors of the nominees described in this Proxy Statement;

•	FOR the approval of the compensation of our executive officers named in the section below entitled “EXECUTIVE COMPENSATION – Summary Compensation Table” (the “Named Executive Officers”);

•	FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

•	In accordance with the recommendation of the Board on any other proposal that may properly come before the Annual Meeting or any adjournment thereof.

The persons named as proxies were selected by our Board of Directors.

Without your instructions, your broker or nominee is permitted to use its own discretion and vote your shares on certain routine matters (such as Proposal 3), but is not permitted to use its discretion and vote your shares on non-routine matters (such as Proposals 1 and 2). We urge you to give voting instructions to your broker or nominee on all proposals. Shares that are not permitted to be voted by your broker or nominee are called “broker non-votes.” Broker non-votes are not considered votes for or against a proposal and, therefore, will have no direct impact on any proposal.

Stockholders who give proxies have the right to revoke them at any time before they are voted by delivering a written request to Christopher L. Howard, Esq., Executive Vice President, General Counsel and Secretary, at 830 Crescent Centre Drive, Suite 610, Franklin, Tennessee 37067, prior to the Annual Meeting or by submitting another proxy at a later date. The giving of the proxy will not affect the right of a stockholder to attend the Annual Meeting and vote in person.

Miscellaneous

We will bear the cost of printing, mailing and other expenses in connection with this solicitation of proxies and will also reimburse brokers and other persons holding shares of Common Stock in their names or in the names of nominees for their expenses in forwarding the proxy materials to the beneficial owners of such shares. Certain of our directors, officers and employees may, without any additional compensation, solicit proxies in person or by telephone.

Our management is not aware of any matters other than those described in this Proxy Statement that may be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the proxies will be voted with respect thereto in accordance with the judgment of the person or persons voting such proxies subject to the direction of our Board of Directors.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

Our Amended and Restated Certificate of Incorporation provides that our Board of Directors shall be divided into three classes. Approximately one-third of our directors are elected each year. All classes of directors have three-year terms. The terms of our Class III directors expire at the Annual Meeting.

In connection with the consummation of our acquisition of PHC, Inc. (“PHC”) on November 1, 2011, we entered into a stockholders agreement with certain members of our current and former management (the “Management Investors”) and Waud Capital Partners, L.L.C. (“WCP”) and certain of WCP’s affiliates (the “Stockholders Agreement”). Certain of our directors are designated in accordance with the Stockholders Agreement. See “CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS – Stockholders Agreement” for additional information.

On May 21, 2012, we no longer qualified as a “controlled company” within the meaning of the rules of The NASDAQ Stock Market. In accordance with such rules, we had a transition period that expired on May 21, 2013 to comply with the requirement to have a Board comprised of a majority of “independent directors” as set forth in the rules of The NASDAQ Stock Market. In connection with the Board’s effort to comply with such independence requirements, Bradley M. Eckmann, Christopher J. Graber, Matthew A. London, Matthew W. Clary, Eric S. Gordon and David O. Neighbours, who are WCP affiliates and were designated to serve on the Board by certain affiliates of WCP (the “WCP Investors”), resigned from the Board on April 30, 2013. None of the resignations resulted from a disagreement with the Company. Also effective April 30, 2013, the Board of Directors of the Company decreased the number of directors constituting the Board from twelve to ten and elected the following individuals to fill vacancies created by the resignation of the directors appointed by the WCP Investors: (i) Kyle D. Lattner to serve as a Class II director of the Company and (ii) E. Perot Bissell, Allan B. Hubbard and Hartley R. Rogers to serve as Class I directors of the Company. Reeve B. Waud, previously a Class I director, and Joey A. Jacobs, previously a Class III director, were reclassified as Class II directors and were reelected to the Board at the Company’s 2013 annual meeting of stockholders.

Our Board of Directors has nominated the three individuals named below under the caption “Class III Nominees” for election as directors to serve until the annual meeting of stockholders in 2017 and their successors have been elected and take office or until their earlier death, resignation or removal. Each nominee has consented to be a candidate and to serve if elected. Proxies cannot be voted for a greater number of persons than the nominees named.

Qualification of Directors

As described below, our Board of Directors is composed of individuals from differing backgrounds and experiences. We believe that each of our directors possesses unique qualifications, skills and attributes that complement the performance of the full Board. The experience that each has obtained from his professional background, as set forth below, has qualified him to serve on our Board of Directors.

Class III Nominees

The following table shows the names, ages and principal occupations of each of the nominees designated by our Board of Directors to become directors and the year in which each nominee was first appointed or elected to the Board of Directors:

Name	Age	Principal Occupation/Other Directorships	Director Since
Wade D. Miquelon	49	Mr. Miquelon is the Executive Vice President, Chief Financial Officer and President, International, of Walgreen Co. (“Walgreens”). Mr. Miquelon joined Walgreens in June 2008 as Senior Vice President and Chief Financial Officer. Prior to that, he was Executive Vice President and Chief Financial Officer at Tyson Foods, Inc. from 2006 to 2008. From 1989 to 2006, Mr. Miquelon served Procter & Gamble Co. (“P&G”) in a number of positions of increasing responsibility, most recently for three years as Vice President—Finance, Western Europe, the senior most financial officer responsible for the 17-country Western Europe operation. Among other positions during his tenure at P&G, Mr. Miquelon was the head of Finance and Accounting for the ASEAN, Australasia, and India region, served as Director and Investment Partner of I Ventures, a P&G venture capital fund, and co-founded and served as Chief Financial Officer and Senior Vice President of Business Development/Human Resources of Emmperative, Inc., an enterprise marketing management software joint venture between P&G and other entities. Our Board believes that Mr. Miquelon is qualified to serve as a director because of, among other things, his extensive finance background and his general business and financial acumen.	2012

William M. Petrie, M.D.	67	Dr. Petrie is Professor of Clinical Psychiatry in the Department of Psychiatry at the Vanderbilt University School of Medicine, where he has served for more than 20 years. He is also Director, Vanderbilt Senior Assessment Clinic in the Department of Psychiatry at the Vanderbilt University School of Medicine. Previously, Dr. Petrie served as President and Co-Director of Research at Psychiatric Consultants, P.C., a leading psychiatry practice in Nashville, Tennessee, and Chairman, Department of Psychiatry, Parthenon Pavilion at Centennial Medical Center. Dr. Petrie served as a director for PSI from September 2004 until November 2010. Our Board believes that Dr. Petrie is qualified to serve as a director because of, among other things, his extensive healthcare experience, particularly in the psychiatric and behavioral healthcare fields.	2012

Bruce A. Shear	59	Mr. Shear serves as the Executive Vice Chairman of the Company. Prior to joining the Company in 2011, Mr. Shear served as President, Chief Executive Officer and a director of PHC beginning in 1980 and Treasurer of PHC from September 1993 until February 1996. From 1976 to 1980, he served as Vice President, Financial Affairs, of PHC. Our Board believes that Mr. Shear is qualified to serve as a director because of, among other things, his extensive knowledge of and experience in the healthcare industry and his knowledge of PHC. Mr. Shear has served on the Board of Governors of the Federation of American Health Systems for over 16 years and is currently a member of the Board of Directors of the National Association of Psychiatric Health Systems. Since November 2003, Mr. Shear has been a member of the Board of Directors of Vaso Active Pharmaceuticals, Inc., a private company marketing and selling over-the-counter pharmaceutical products that incorporate Vaso’s transdermal drug delivery technology.	2011

Required Vote

Directors are elected by a plurality of the votes cast by the holders of the shares of Common Stock entitled to vote in the election at a meeting at which a quorum is present. Our Amended and Restated Certificate of Incorporation does not provide for cumulative voting, and, accordingly, the stockholders do not have cumulative voting rights with respect to the election of directors. Consequently, each stockholder may cast one vote per share of Common Stock held of record for each nominee. An abstention may not be specified with respect to the election of Class III nominees. Broker non-votes will have no effect on the outcome of the election. Unless a proxy specifies otherwise, or results in a broker non-vote because of the failure to execute or return the proxy to a broker with instructions, the persons named in the proxy will vote the shares covered thereby FOR the nominees designated by our Board of Directors. If a nominee becomes unavailable for election, shares covered by a proxy will be voted for a substitute nominee selected by our Board of Directors.

The Board of Directors recommends that the stockholders vote FOR each of the Class III nominees.

Continuing Directors

Each of the persons named below will continue to serve as a director until the annual meeting of stockholders in the year indicated and a successor is elected and takes office or until his earlier death, resignation or removal. Stockholders are not voting on the election of the Class I directors or Class II directors. The following table shows the names, ages, principal occupations and other directorships of each continuing director and the year in which each was first appointed or elected to our Board or that of our predecessor, Acadia Healthcare Company, LLC:

Name	Age	Principal Occupation/Other Directorships	Director Since
Class I Term Expiring in 2015

E. Perot Bissell	54	Mr. Bissell is the Chairman and Chief Executive Officer of Next Generation Energy Logistics, LLC, an energy development company. Mr. Bissell previously served as the Vice Chairman of Maxum Enterprises, LLC from September 2012 until July 2013. From 2006 to 2012, he served as Chief Executive Officer for Maxum Petroleum, Inc., an independent energy logistics company. Prior to that, Mr. Bissell was a Partner of Northwest Capital Appreciation, Inc., a merchant banking and private equity firm, and before that, the Co-Managing Partner and Chief Financial Officer of SLP Capital, a specialty finance company. Mr. Bissell currently serves on the board of directors of Maxum Enterprises, LLC and previously served on the board of ASG Security, LLC, Maxum Petroleum, Inc., SLP Capital and SPI Petroleum, LLC, all private companies. Mr. Bissell also serves on a number of charitable boards. Mr. Bissell was designated as a director by the WCP Investors. Our Board believes that Mr. Bissell is qualified to serve as a director because of, among other things, his extensive corporate finance background and his general business and financial acumen.	2013

Allan B. Hubbard	66	Mr. Hubbard is the Co-Founder and Chairman of E&A Industries, Inc., a privately-held holding company which acquires and operates established manufacturing companies. Mr. Hubbard served as Assistant to the President for Economic Policy and Director of the National Economic Council during the George W. Bush administration. Prior to that he served as Deputy Chief of Staff to Vice President Dan Quayle and Executive Director of the President’s Council on Competitiveness during the George H.W. Bush administration. Mr. Hubbard serves on the board of directors of Simon Property Group, Inc. (NYSE:SPG), a real estate investment trust, and The Heritage Group, a privately held holding company. He previously served as a director of WellPoint, Inc. (NYSE:WLP), a managed healthcare company. Our Board believes that Mr. Hubbard is qualified to serve as a director because of, among other things, his extensive government and economic policy experience and his knowledge of and experience in the healthcare industry.	2013

Hartley R. Rogers	54	Mr. Rogers is the Chairman of Hamilton Lane Advisors, a global private equity investment firm. Prior to joining Hamilton Lane in 2004, Mr. Rogers was a Managing Director in the Private Equity Division at Credit Suisse First Boston. In that capacity, he served as a senior partner and member of the Investment Committee of DLJ Merchant Banking Partners III, a private equity fund, and as a co-head of CSFB Equity Partners, a private equity fund. Prior to joining Credit	2013

Name	Age	Principal Occupation/Other Directorships	Director Since
		Suisse in 1997, Mr. Rogers was a Managing Director at Morgan Stanley & Co., where he was the President of the General Partners of the Princes Gate Investors family of private equity funds and Head of the Morgan Stanley Bridge Fund. A graduate of Harvard College and Harvard Business School, Mr. Rogers worked at Morgan Stanley at various times and in various capacities from 1981 to 1997. Mr. Rogers has served on the board of directors of various private companies including Hamilton Lane Advisors and currently serves on the board of the Metropolitan Opera. Our Board believes that Mr. Rogers is qualified to serve as a director because of, among other things, his extensive finance background and his general business and financial acumen.

Class II Term Expiring in 2016

William F. Grieco	60	Since 2008, Mr. Grieco has served as the Managing Director of Arcadia Strategies, LLC, a legal and business consulting organization servicing healthcare, science and technology companies. From 2003 to 2008, he served as Senior Vice President and General Counsel of American Science and Engineering, Inc., an x-ray inspection technology company. From 2001 to 2002, he served as Senior Vice President and General Counsel of IDX Systems Corporation, a healthcare information technology company. Previously, from 1995 to 1999, he was Senior Vice President and General Counsel for Fresenius Medical Care North America, a dialysis service and products company. Prior to that, Mr. Grieco was a partner in the Healthcare Department at Choate, Hall & Stewart, a general service law firm. Since February 2011, Mr. Grieco has been a member of the board of directors of Echo Therapeutics Inc. (NASDAQ:ECTE), a medical device and specialty pharmaceutical company. From February 1997 until November 2011, Mr. Grieco served as a member of the board of directors of PHC. Mr. Grieco was designated as a director by Bruce A. Shear. Our Board believes that Mr. Grieco is qualified to serve as a director because of, among other things, his extensive knowledge of and experience in the healthcare industry and his general business and financial acumen.	2011

Joey A. Jacobs	60	Mr. Jacobs serves as the Chairman of our Board and as our Chief Executive Officer. Mr. Jacobs has extensive experience in the behavioral health industry. He co-founded Psychiatric Solutions, Inc. (“PSI”) and served as Chairman, President and Chief Executive Officer of PSI from April 1997 to November 2010. Prior to founding PSI, Mr. Jacobs served for 21 years in various capacities with Hospital Corporation of America (“HCA,” also formerly known as Columbia and Columbia/HCA), most recently as President of the Tennessee Division. Mr. Jacobs’ background at HCA also included serving as president of HCA’s Central Group, vice president of the Western Group, assistant vice president of the Central Group and assistant vice president of the Salt Lake City Division. Mr. Jacobs serves on the boards of directors of Amsurg Corp. (NASDAQ: AMSG), Cumberland Pharmaceuticals, Inc. (NASDAQ:CPIX) and Mental Health Management, Inc. Our Board believes that Mr. Jacobs is qualified to serve as a director because of, among other things, his 37 years of experience in the healthcare industry and his general business and financial acumen.	2011

Name	Age	Principal Occupation/Other Directorships	Director Since
Kyle D. Lattner	29	Mr. Lattner is a Vice President of WCP and joined the firm in 2013. Prior to joining WCP, Mr. Lattner worked as an investment professional with American Securities LLC in New York from 2009 to 2011. Previously, Mr. Lattner was an investment banking analyst with each of Oppenheimer & Co. and CIBC World Markets in New York. Mr. Lattner was designated as a director by the WCP Investors. Our Board believes that Mr. Lattner is qualified to serve as a director due to, among other things, his investment banking experience and financial acumen.	2013

Reeve B. Waud	50	Mr. Waud formed WCP in 1993 and has served as the Managing Partner of WCP since that time. Prior to founding WCP, Mr. Waud was an investment professional at Golder, Thoma, Cressey, Rauner, Inc. (“GTCR”), a private equity investment group based in Chicago. Before joining GTCR, Mr. Waud was in the Corporate Finance Group of Salomon Brothers Inc and was a founding member of its Venture Capital Group. Currently, Mr. Waud serves as the controlling stockholder and/or chairman of the board of directors of Adreima, The Center for Vein Restoration, ProNerve, Sterling Healthcare Holdings, True Partners Consulting and Whitehall Products among other private companies. He also serves on the board of directors of Northwestern Memorial Foundation, the philanthropic arm that supports the fundraising, grant-making and stewardship activities of Northwestern Memorial HealthCare (“NMHC”). He is also a member of the NMHC Finance Committee. Mr. Waud currently serves as an advisor to Green Courte Partners, a private equity, real estate investment firm. In addition, Mr. Waud is a member of the Commonwealth Club of Chicago, The Economic Club of Chicago and the Chicago Crime Commission. He is a trustee of St. Paul’s School in Concord, New Hampshire and is a member of the executive committee and chairman of the audit committee of the John G. Shedd Aquarium. Mr. Waud was designated as a director by the WCP Investors. Our Board believes that Mr. Waud is qualified to serve as a director because of, among other things, his extensive knowledge of and experience in the healthcare industry and his general business and financial acumen.	2005

PROPOSAL 2: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers as described below in the sections entitled “COMPENSATION DISCUSSION AND ANALYSIS” and “EXECUTIVE COMPENSATION.” Because your vote is advisory, it will not be binding on the Board of Directors or the Compensation Committee, override any decision made by the Board of Directors or the Compensation Committee or create or imply any additional fiduciary duty of the Board of Directors or the Compensation Committee. The Compensation Committee will, however, review the voting results and take them into consideration when making future decisions regarding executive compensation.

Our executive compensation program is vital to our ability to attract, motivate and retain a highly experienced team of executives. We believe that the program is structured in a manner that supports our Company and our business objectives.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our stockholders to indicate their support for the compensation of our Named Executive Officers disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote FOR the following resolution at the Annual Meeting:

RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of the Named Executive Officers as disclosed in the Company’s Proxy Statement for the 2014 annual meeting of stockholders pursuant to Item 402 of Regulation S-K, including the sections entitled “COMPENSATION DISCUSSION AND ANALYSIS” and “EXECUTIVE COMPENSATION.”

Although the results of this advisory vote are not binding on the Board of Directors or the Compensation Committee, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The Board of Directors recommends that stockholders vote FOR the resolution to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions. Although ratification is not required by our Bylaws or otherwise, our Board of Directors is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice.

Fees

The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements for the years ended December 31, 2013 and 2012, and fees incurred for other services rendered by Ernst & Young LLP for such years:

	2013	2012
Audit Fees(1)	$1,487,302	$1,285,644
Audit-Related Fees(2)	405,135	—
Tax Fees(3)	506,646	215,636
All Other Fees	—	—

Total Fees	$2,399,083	$1,501,280

(1)	Primarily for the audit of our annual financial statements and the review of our quarterly financial statements, services provided in connection with registration statements filed with the SEC and acquisition due diligence services.
(2)	Primarily for tax and financial due diligence related to acquisitions.
(3)	Primarily for tax compliance services and other tax planning and tax advice services.

Pre-approval of Auditor Services

The charter of the Audit Committee provides that the Audit Committee must pre-approve all auditing and non-auditing services to be provided by our auditor, other than certain de minimus non-audit services. In addition, the Audit Committee shall have the sole authority to approve any compensation to our auditor for any approved audit or non-audit services. For 2013, all services provided by Ernst & Young LLP were pre-approved by the Audit Committee. All non-audit services were reviewed by the Audit Committee, and the Audit Committee concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Required Vote

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is needed to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Under Delaware law, an abstention will have the same legal effect as a vote against the ratification of Ernst & Young LLP, and broker non-votes will have no effect on the outcome of the ratification of the independent registered public accounting firm. If the appointment is not ratified, the matter will be referred to the Audit Committee for further review.

The Audit Committee and the Board of Directors recommend that the stockholders vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

CORPORATE GOVERNANCE

Equity Sponsor

Our Common Stock is listed on The NASDAQ Global Market under the symbol “ACHC.” So long as the WCP Investors own at least 17.5% of the Company’s outstanding voting securities, they are entitled to designate the pro rata number of our directors that is proportional (but rounded up to the nearest whole number) to their collective percentage ownership of our outstanding Common Stock, subject to the applicable rules of The NASDAQ Stock Market regarding director independence, and have consent rights to many corporate actions, such as issuing equity or debt securities, paying dividends, acquiring any interest in another company and materially changing our business activities. See “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” for more information about the WCP Investors’ ownership of our Common Stock.

Independence of the Board of Directors

Our Board annually reviews the independence of all of our directors and affirmatively makes a determination as to the independence of each director based on whether such director satisfies the definition of “independent director” as set forth in the applicable rules of The NASDAQ Stock Market. Our Board has determined that Messrs. Bissell, Grieco, Hubbard, Miquelon and Rogers and Dr. Petrie are independent directors.

Code of Conduct and Code of Ethics for Senior Financial Officers

Our Board of Directors has adopted a Code of Conduct which is applicable to all of our officers, employees and directors, including our Chief Executive Officer, Chief Financial Officer, the principal accounting officer or controller and all persons performing similar functions (together, the “Senior Financial Officers”). In addition, our Board has adopted a Code of Ethics that applies to the Senior Financial Officers. Both the Code of Conduct and the Code of Ethics are available on our website at www.acadiahealthcare.com under the webpage “Investor Relations – Corporate Governance.”

Committees of the Board of Directors

Our Board of Directors has established two standing committees – a Compensation Committee and an Audit Committee, each of which is described below.

Compensation Committee

Our Board of Directors has appointed a Compensation Committee to assist it with executive compensation matters. The primary responsibilities and duties of the Compensation Committee are:

•	Reviewing and approving for the Chief Executive Officer and other executive officers (a) the annual base salary level, (b) bonus and other annual incentives, (c) equity compensation, (d) employment agreements, severance arrangements and change in control arrangements, and (e) any other benefits, compensations, compensation policies or arrangements;

•	Reviewing and making recommendations to the Board regarding the compensation policy for such other officers as directed by the Board;

•	Preparing a report to be included in the annual report or proxy statement that describes: (a) the criteria on which compensation paid to the Chief Executive Officer for the last completed fiscal year is based; (b) the relationship of such compensation to our performance; and (c) the Compensation Committee’s executive compensation policies applicable to executive officers; and

•	Overseeing the administration and approval of our current equity-based compensation plans and making recommendations to our Board of Directors with respect to amendments to the plans, changes in the number of shares reserved for issuance thereunder and regarding other equity-based compensation plans proposed for adoption.

The Compensation Committee is currently comprised of Messrs. Hubbard and Miquelon and Dr. Petrie, with Mr. Miquelon serving as Chairman. During 2013, the Compensation Committee held four meetings and took action by written consent three times. The Compensation Committee has a written charter that is available on our website at www.acadiahealthcare.com under the webpage “Investor Relations – Corporate Governance.”

Audit Committee

Our Board of Directors has appointed an Audit Committee to assist it in fulfilling its oversight responsibilities for our financial reports, systems of internal control over financial reporting and accounting policies, procedures and practices. The primary responsibilities and duties of the Audit Committee are:

•	Appointing, retaining, evaluating and, when appropriate, replacing our independent registered public accounting firm, whose duty it is to audit our financial statements and our internal control over financial reporting for the fiscal year in which it is appointed;

•	Determining the compensation to be paid to our independent registered public accounting firm (subject to ratification by our stockholders) and, in its sole discretion, approving all audit and engagement fees and terms and pre-approve all auditing and non-auditing services of our independent registered public accounting firm, other than certain de minimus non-audit services;

•	Reviewing and discussing our system of internal control over financial reporting, audit procedures and the adequacy and effectiveness of our disclosure controls and procedures with management, our independent registered public accounting firm and our internal auditors;

•	Reviewing the internal audit function of the Company, including the independence of its reporting obligations and the adequacy of the internal audit budget and staffing;

•	Reviewing and discussing with management and our independent registered public accounting firm the audited financial statements to be included in our Annual Report on Form 10-K, the quarterly financial statements to be included in our Quarterly Reports on Form 10-Q, our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the selection, application and disclosure of critical accounting policies used in our financial statements;

•	Reviewing and discussing with management the Company’s major risk exposures with respect to the Company’s accounting and financial reporting policies and procedures;

•	Reviewing and discussing with management all existing related-party transactions and approving any proposed related-party transactions to ensure that they are in our best interest;

•	Reviewing and discussing with management the quarterly earnings press releases and financial information and earnings guidance provided to analysts and rating agencies;

•	Establishing and overseeing procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

•	Reviewing and reassessing the performance of the Audit Committee and the adequacy of the Audit Committee charter adopted by our Board of Directors and recommending proposed changes to the Board.

The Audit Committee is currently composed of Messrs. Bissell, Grieco and Rogers, with Mr. Grieco serving as Chairman. Our Board of Directors has determined that each of Messrs. Grieco and Rogers is an “audit committee financial expert” as defined in rules promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that each member of the Audit Committee meets the financial literacy requirements under the Sarbanes-Oxley Act of 2002 and rules and regulations of NASDAQ and the SEC. The Audit Committee held five meetings during 2013. The Audit Committee has a written charter available on our website, www.acadiahealthcare.com under the webpage “Investor Relations – Corporate Governance.”

Meetings of our Board of Directors and Committees

During 2013, our Board of Directors held a total of eight meetings and took action by written consent four times. Each director, other than Messrs. Clary, Gordon and Neighbours, attended 75% or more of the meetings of our Board and the committees of our Board of Directors on which such director served.

Nomination of Directors

Given the history of the Company and the contractual rights of certain stockholders to designate director nominees, we do not have a nominating committee. Instead, all nominating functions are handled by the independent directors serving on the Board. The independent directors are required to act in accordance with the Board’s director nomination guidelines generally described in the section below entitled “– Nominations by the Board.” The independent directors are required, however, to comply with the provisions of the Stockholders Agreement regarding the nomination of directors to the Board and any committees thereof. See “CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS – Stockholders Agreement” for additional information.

Nominations By the Board

Directors may be nominated by our Board of Directors, executive officers or by our stockholders in accordance with our Bylaws, Amended and Restated Certificate of Incorporation, Stockholders Agreement, applicable laws and any guidelines developed by the independent directors of our Board. The independent directors are responsible for identifying individuals qualified to become members of the Board and its committees, and recommending candidates for the Board’s selection as director nominees for election at the annual or other properly convened meeting of the stockholders in accordance with our Bylaws and applicable laws and regulations. The independent directors meet to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. The independent directors consider each identified candidate’s qualifications, which include the nominee’s experience, business acumen, education, integrity, character, commitment, diligence, conflicts of interest and ability to exercise sound business judgment. While we have not established diversity standards for nominees, as a matter of practice, we generally seek nominees with a broad diversity of experience, professions, skills and backgrounds. We do not currently pay a fee to any third party to identify or assist in identifying or evaluating potential nominees.

Nominations By Our Stockholders

Our Bylaws govern stockholder nominations of directors. To make a director nomination at the 2015 annual meeting, a stockholder must deliver a written notice (containing certain information specified in our Bylaws as discussed below) to Christopher L. Howard, Esq., Executive Vice President, General Counsel and Secretary, at Acadia Healthcare Company, Inc., 830 Crescent Centre Drive, Suite 610, Franklin, Tennessee 37067 between the dates of January 22, 2015 and February 21, 2015. If the date of the 2015 annual meeting is more than 30 days before or more than 70 days after May 22, 2015, the stockholder’s notice must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company.

To make a director nomination to be voted on at a special meeting of stockholders called for the purpose of electing directors, a stockholder must deliver written notice to our secretary at the address above no earlier than the close of business on the 120th day prior to such special meeting and no later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which we first publicly announce the date of the special meeting and the nominees proposed by the Board to be elected at such meeting. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet to have a stockholder proposal included in the Proxy Statement, which requirements are described in the section below entitled “GENERAL INFORMATION – Stockholder Proposals for 2015 Annual Meeting.”

For a stockholder nomination to be deemed proper, other than a nomination pursuant to the Stockholders Agreement, the notice must contain certain information specified in our Bylaws, including information as to the director nominee(s) proposed by the stockholder, the name and address of the stockholder, the class and number of shares of our capital stock beneficially owned by the stockholder, a description of all arrangements or understandings between the stockholder and any other persons (including each proposed nominee(s) if applicable) in connection with the proposed nominations, and a representation that such stockholder intends to appear in person or by proxy at the meeting to bring such business or nominate the person(s) named in the notice.

Communicating with the Board

All stockholder communications with our Board of Directors should be directed to Christopher L. Howard, Esq., Executive Vice President, General Counsel and Secretary, at Acadia Healthcare Company, Inc., 830 Crescent Centre Drive, Suite 610, Franklin, Tennessee 37067, and should prominently indicate on the outside of the envelope that it is intended for our Board of Directors or for an individual director. Each communication intended for our Board of Directors and received by Mr. Howard will not be opened, but will be promptly forwarded unopened to the Chairman of the Audit Committee following its clearance through normal security procedures.

Attendance by Members of the Board of Directors at the Annual Meeting of Stockholders

We encourage each member of our Board of Directors to attend the annual meeting of stockholders. All of the members of the Board attended the 2013 annual meeting of stockholders.

Board Leadership Structure

The Board believes that our Chief Executive Officer is best situated to serve as Chairman of our Board of Directors because he is the director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside our company and industry, while the Chief Executive Officer brings company-specific experience and expertise. Our Board of Directors believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance.

Mr. Waud currently serves as Lead Director of the Board, with such rights and responsibilities as may be designated by the Board from time to time.

Risk Oversight

Our Board is responsible for overseeing our risk management process. The Board fulfills its responsibility by delegating many of these functions to its committees. Under its charter, the Audit Committee is responsible for meeting periodically with management to review our major financial risks and the steps management has taken to monitor and control such risks. The Audit Committee also oversees our financial reporting and internal controls and compliance programs.

The Board receives reports on risk management from our senior officers and from the Chairman of the Audit Committee. Also, our Executive Vice President, General Counsel and Secretary provides a summary of our outstanding litigation and any governmental investigations to our Board at each Board meeting. Additionally, our Board regularly engages in discussions of the most significant risks that we are facing and how these risks are being managed. Our Board of Directors believes that the work undertaken by the Audit Committee, together with the oversight provided by the full Board of Directors, enables the Board to oversee our risk management function effectively.

Non-Management Executive Sessions

We had six independent directors in 2013, Messrs. Bissell, Grieco, Hubbard, Miquelon and Rogers and Dr. Petrie. During 2013, there were three executive sessions of the independent directors.

Compensation Committee Interlocks and Insider Participation

Until May 2013, the Compensation Committee consisted of Messrs. Grieco, Miquelon and Waud. In order to comply with requirements under the applicable rules of The NASDAQ Stock Market mandating a compensation committee to be comprised solely of “independent directors,” Mr. Waud ceased to serve as a member of the Compensation Committee in May 2013. The Board further adjusted the composition of the Compensation Committee by removing Mr. Grieco and appointing Mr. Hubbard and Dr. Petrie. Since May 2013, the Compensation Committee has consisted of Messrs. Hubbard and Miquelon and Dr. Petrie. None of the members of the Compensation Committee has at any time been one of our officers or employees. Except with respect to Mr. Waud (relating to his involvement with WCP) as described in the section below entitled “CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS,” none of the members of the Compensation Committee had any relationship during 2013 requiring disclosure by us. None of our executive officers serves, or in the past year served, as a member of the board of directors or compensation committee of any entity that has or had one or more of its executive officers serving on our Board or Compensation Committee.

Policy on Reporting of Concerns Regarding Accounting Matters

The Audit Committee has adopted a policy on the reporting of concerns regarding accounting, internal accounting controls or auditing matters. We have established a compliance hotline called ValuesLine (800-500-0333), which is administered by a third party, as a hotline for the receipt, retention and treatment of complaints from employees or others regarding accounting, internal accounting controls and auditing matters. Information received through the hotline is conveyed directly to our Chief Compliance Officer. Complaints relating to accounting, internal accounting controls or auditing matters will then be directed to the Chairman of the Audit Committee. Any complaint may be made anonymously if the claimant so desires, and all claimants will be provided confidentiality in the handling of the complaint.

Procedure for Approval of Transactions with Related Persons

We have established policies and other procedures regarding approval of transactions between the Company and any employee, officer, director, and certain of their family members and other related persons, including those required to be reported under Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”). These policies and procedures are generally not in writing, but are evidenced by principles set forth in our Code of Conduct or adhered to by our Board. As set forth in the Audit Committee Charter, the Audit Committee reviews and approves all related person transactions after reviewing such transaction for potential conflicts of interests and improprieties. Accordingly, all such related person transactions are submitted to the Audit Committee for ongoing review and oversight. Generally speaking, we enter into related person transactions only on terms that we believe are at least as favorable to the Company as those that we could obtain from an unrelated third party. See the section below entitled “CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS” for additional information.

MANAGEMENT

Executive Officers

Below are the names and ages (as of April 11, 2014) of our executive officers and a brief account of the business experience of the executive officers who are not members of our Board.

Name	Age	Title
Joey A. Jacobs	60	Chairman and Chief Executive Officer
Ronald M. Fincher	60	Chief Operating Officer
Brent Turner	48	President
Christopher L. Howard	47	Executive Vice President, General Counsel and Secretary
David M. Duckworth	34	Chief Financial Officer
Bruce A. Shear	59	Executive Vice Chairman

The term of each executive officer runs until his or her successor is appointed and qualified, or until his or her earlier death, resignation or removal.

Ronald M. Fincher joined the Company in February 2011 and has served as our Chief Operating Officer since that time. Previously, Mr. Fincher served as PSI’s Chief Operating Officer from October 2008 to November 2010. As Chief Operating Officer of PSI, Mr. Fincher oversaw hospital operations for 95 facilities. Mr. Fincher served as PSI’s Division President from April 2003 to October 2008. As a Division President, Mr. Fincher was responsible for managing the operations of multiple inpatient behavioral healthcare facilities owned by PSI. Prior to joining PSI, Mr. Fincher served as a Regional Vice President of Universal Health Services, Inc. from 2000 until 2003.

Brent Turner joined the Company in February 2011 and served as Co-President from that time until April 2012, when he was named President. Previously, Mr. Turner served as the Executive Vice President, Finance and Administration of PSI from August 2005 to November 2010 and as the Vice President, Treasurer and Investor Relations of PSI from February 2003 to August 2005. From late 2008 through 2010, Mr. Turner also served as a Division President of PSI overseeing facilities in Texas, Illinois and Minnesota. From 1996 until January 2001, Mr. Turner was employed by Corrections Corporation of America, a prison operator, serving as Treasurer from 1998 to 2001.

Christopher L. Howard joined the Company in February 2011 and has served as our Executive Vice President, General Counsel and Secretary since that time. Before joining the Company, Mr. Howard served as PSI’s Executive Vice President, General Counsel and Secretary from September 2005 to November 2010. Prior to joining PSI, Mr. Howard was a partner at Waller Lansden Dortch & Davis, LLP, a law firm based in Nashville, Tennessee.

David M. Duckworth joined the Company as our Controller in April 2011 and became Chief Accounting Officer in January 2012 and Chief Financial Officer in July 2012. From May 2010 to April 2011, Mr. Duckworth served as Director of Finance at Emdeon Inc., a leading provider of revenue and payment cycle management and clinical information exchange solutions. Prior to joining Emdeon, Mr. Duckworth was a Manager with Ernst & Young LLP, which he joined in 2002.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information with respect to ownership of our Common Stock, as of March 28, 2014, by:

•	Each person who we know to be the beneficial owner of more than 5% of the outstanding shares of Common Stock;

•	Each of our directors and nominees;

•	Each of our Named Executive Officers; and

•	All of our directors and executive officers as a group.

To our knowledge, unless otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned. All computations are based on 50,802,961 shares of Common Stock outstanding on March 28, 2014, unless otherwise indicated.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class
Waud Capital Partners, L.L.C.	11,783,754	(3)	23.2%
	2,548,834	(4)(5)	5.0%

	14,332,588		28.1%
Reeve B. Waud	11,783,754	(3)	23.2%
	2,548,834	(4)(5)	5.0%

	14,332,588		28.1%
T. Rowe Price Associates, Inc.(6)	2,538,560		5.0%
AllianceBernstein L.P.(7)	3,052,796		6.0%
Joey A. Jacobs(8)	1,135,802		2.2%
Ronald M. Fincher(9)	269,659		*
Brent Turner(10)	319,385		*
Christopher L. Howard(11)	265,117		*
David M. Duckworth(12)	52,754		*
Bruce A. Shear(13)	103,986		*
William F. Grieco(14)	71,423		*
Wade D. Miquelon(15)	15,173		*
William M. Petrie, M.D.(16)	7,894		*
E. Perot Bissell(17)	3,105		*
Allan B. Hubbard(17)	3,105		*
Kyle D. Lattner(3,17)	3,105		*
Hartley R. Rogers(17)	3,105		*
All directors and executive officers as a group (14 persons)(18)	14,596,238		28.6%

*	Less than 1%
(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Acadia Healthcare Company, Inc., 830 Crescent Centre Drive, Suite 610, Franklin, Tennessee 37067.
(2)	Under SEC rules, the number of shares shown as beneficially owned includes shares of Common Stock subject to options that currently are exercisable or will be exercisable within 60 days of March 28, 2014. Such shares are deemed to be outstanding for the purpose of computing the “percent of class” for that individual, but are not deemed outstanding for the purpose of computing the percentage of any other person.
(3)

Information is based solely on the Schedule 13G/A filed by WCP and its affiliates with the SEC on November 4, 2013. The 11,783,754 shares of Common Stock are owned of record as follows: (i) 2,038,125 shares by Waud Capital Partners II, L.P. (“WCP II”); (ii) 3,726,016 shares by Waud Capital Partners QP II, L.P. (“Waud QP II”); (iii) 648,507 shares by the Reeve B. Waud 2011 Family Trust; (iv) 72,057 shares by Waud Family Partners, L.P. (“WFP LP”); (v) 568,655 shares by WCP FIF II (Acadia), L.P. (“WCP FIF II”);

(vi) 582,401 shares by Waud Capital Affiliates II, L.L.C. (“Waud Affiliates II”); (vii) 298,889 shares by Waud Capital Affiliates III, L.L.C. (“Waud Affiliates III”); (viii) 811,863 shares by WCP FIF III (Acadia), L.P. (“WCP FIF III”); (ix) 1,849,888 shares by Waud Capital Partners QP III, L.P. (“Waud QP III”); (x) 327,133 shares by Waud Capital Partners III, L.P. (“WCP III”); (xi) 6,385 shares of restricted stock by Mr. Waud; (xii) 795,667 shares by Crystal Cove LP; (xiii) 33,333 shares by Melissa W. Waud, Mr. Waud’s wife; (xiv) 21,730 shares by Waud Capital Partners, L.L.C.; and (xv) 3,105 shares by Kyle D. Lattner.

Waud Capital Partners Management II, L.P. (“WCPM II”), as the general partner of WCP II, Waud QP II and WCP FIF II and the manager of Waud Affiliates II, and Waud Capital Partners II, L.L.C. (“Waud II LLC”), as the general partner of WCPM II, may be deemed to share beneficial ownership of the shares held of record by such entities. Waud Capital Partners Management III, L.P. (“WCPM III”), as the general partner of WCP III, Waud QP III and WCP FIF III and the manager of Waud Affiliates III, and Waud Capital Partners III, L.L.C. (“Waud III LLC”), as the general partner of WCPM III, may be deemed to share beneficial ownership of the shares held of record by such entities. Mr. Waud may be deemed to beneficially own the shares of Common Stock held by each of the above entities by virtue of his (A) making decisions for the limited partner committee of each of WCPM II and WCPM III, (B) being the manager of Waud II LLC and Waud III LLC, (C) being the general partner of WFP LP and Crystal Cove LP, (D) being the investment advisor of the Reeve B. Waud 2011 Family Trust, (E) being married to Ms. Waud, and (F) being the sole manager of WCP.

The address for each of the entities named in this footnote is c/o Waud Capital Partners, L.L.C., 300 North LaSalle Street, Suite 4900, Chicago, Illinois 60654.

(4)	As described in the section below entitled “CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS – Stockholders Agreement,” the parties to the Stockholders Agreement granted WCP II a proxy to vote their shares in connection with the election and removal of directors and certain other matters in the manner directed by the holders of a majority of the stock held by WCP. As a result, WCP II, WCPM II, Waud II LLC and Mr. Waud may be deemed to share beneficial ownership of the 2,548,834 shares held by the current and former members of our management that have granted a proxy pursuant to the Stockholders Agreement. As a result, the following shares beneficially owned by members of our current and former management are included in the shares reported by WCP and Mr. Waud: (1) 385,066 shares by Mr. Jacobs, (2) 375,368 shares by the Jeremy Brent Jacobs GST Non-Exempt Trust u/a/d 04/26/2011 (the “Jeremy Jacobs Trust”), (3) 375,368 shares by the Scott Douglas Jacobs GST Non-Exempt Trust u/a/d 04/26/2011 (the “Scott Jacobs Trust”), (4) 113,133 shares by Mr. Turner, (5) 103,126 shares by the Elizabeth Grace Turner 2011 Vested Trust (the “Elizabeth Turner Trust”), (6) 103,126 shares by the William Jesse Turner 2011 Vested Trust (the “William Turner Trust”), (7) 40,896 shares by Norman K. Carter (III), (8) 144,118 shares by Mr. Fincher, (9) 41,847 shares by the Ras W. Fincher II Trust u/a/d 9/13/11 (the “Ras Fincher Trust”), (10) 41,847 shares by the Morgan M. Fincher Trust u/a/d 9/13/11 (the “Morgan Fincher Trust”) and (11) 41,847 shares by the Cody C. Fincher Trust u/a/d 9/13/11 (the “Cody Fincher Trust”), (12) 183,823 shares by Jack E. Polson, (13) 51,084 shares by the Jack E. Polson Family 2013 Grantor Retained Annuity Trust, (14) 265,117 shares by Mr. Howard, (15) 72,844 shares by Danny Carpenter, (16) 5,679 shares by Karen Prince, (17) 92,351 shares by Robert Swinson, (18) 94,791 shares by Fred T. Dodd, Jr., and (19) 17,403 shares by Randall Goldberg.
(5)	Includes 114,794 shares of restricted stock and options to purchase 118,284 shares of Common Stock.
(6)	Information is based solely on the Schedule 13G/A filed by T. Rowe Price Associates, Inc. (“Price Associates”) with the SEC on February 7, 2014. Price Associates reported that it possesses (i) sole voting power with respect to 279,900 shares, and (ii) sole dispositive power with respect to 2,538,560 shares. These securities are owned by various individual and institutional investors which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be the beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address for Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.
(7)

Information is based solely on the Schedule 13G/A filed by AllianceBernstein L.P. with the SEC on February 10, 2014. AllianceBernstein L.P. reported that it possesses (i) sole voting power with respect to

2,620,214 shares, (ii) sole dispositive power with respect to 2,992,859 shares, and (iii) shared dispositive power with respect to 59,937 shares. The address for AllianceBernstein L.P. is 1345 Avenue of the Americas, New York, New York 10105.
(8)	Includes 375,368 shares held by the Jeremy Jacobs Trust, 375,368 shares held by the Scott Jacobs Trust, 50,535 shares of restricted stock and options to purchase 53,277 shares of Common Stock.
(9)	Includes 41,847 shares held by the Ras Fincher Trust, 41,847 shares held by the Morgan Fincher Trust, 41,847 shares held by the Cody Fincher Trust, 17,753 shares of restricted stock and options to purchase 21,852 shares of Common Stock.
(10)	Includes 103,126 shares held by the Elizabeth Turner Trust, 103,126 shares held by the William Turner Trust, 17,494 shares of restricted stock and options to purchase 21,852 shares of Common Stock.
(11)	Includes 14,162 shares of restricted stock and options to purchase 17,679 shares of Common Stock.
(12)	Includes 18,964 shares of restricted stock and options to purchase 15,713 shares of Common Stock.
(13)	Includes 6,385 shares of restricted stock and options to purchase 12,500 shares of Common Stock.
(14)	Includes 8,769 shares of restricted stock and options to purchase 35,000 shares of Common Stock.
(15)	Includes 8,769 shares of restricted stock.
(16)	Includes 6,298 shares of restricted stock.
(17)	Represents shares of restricted stock.
(18)	Includes 167,934 shares of restricted stock and options to purchase 177,873 shares of Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. These officers, directors and greater than 10% stockholders are required by SEC rules to furnish us with copies of all Section 16(a) reports they file. There are specific due dates for these reports and we are required to report in this Proxy Statement any failure to file reports in a timely manner as required during 2013. Based upon a review of these filings and written representations from our directors and executive officers, we believe that all reports required to be filed with the SEC pursuant to Section 16(a) during 2013 were filed in a timely manner except:

•	Matthew W. Clary filed a report on Form 4 on July 17, 2013 with respect to the disposition of Common Stock as of April 30, 2013;

•	Bradley M. Eckmann filed a report on Form 4 on July 17, 2013 with respect to the disposition of Common Stock as of April 30, 2013;

•	Eric S. Gordon filed a report on Form 4 on July 17, 2013 with respect to the disposition of Common Stock as of April 30, 2013;

•	Christopher J. Graber filed a report on Form 4 on July 17, 2013 with respect to the disposition of Common Stock as of April 30, 2013;

•	Matthew A. London filed a report on Form 4 on July 17, 2013 with respect to the disposition of Common Stock as of April 30, 2013;

•	David O. Neighbours filed a report on Form 4 on July 17, 2013 with respect to the disposition of Common Stock as of April 30, 2013;

•	Reeve B. Waud filed a report on Form 4 on July 17, 2013 with respect to the acquisition of Common Stock as of May 23, 2013; and

•	Bruce A. Shear filed a report on Form 4 on March 14, 2014 with respect to the acquisition of Common Stock as of November 27, 2013.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis describes the compensation arrangements we have with our Named Executive Officers, as required under the rules of the SEC. Our Named Executive Officers for 2013 were:

Name	Title
Joey A. Jacobs	Chief Executive Officer
Ronald M. Fincher	Chief Operating Officer
Brent Turner	President
Christopher L. Howard	Executive Vice President, General Counsel and Secretary
David M. Duckworth	Chief Financial Officer

The Compensation Committee is responsible for discharging our Board of Directors’ responsibilities relating to the oversight, administration and approval of our compensation plans, policies and programs for our executive officers and directors. The primary responsibilities and duties of the Compensation Committee are described above in the section entitled “CORPORATE GOVERNANCE – Committees of the Board of Directors – Compensation Committee.”

The components of our compensation program for executive officers include base salary, performance-based cash and equity incentive compensation, and time-based equity awards. Our executive compensation program seeks to:

•	Link the interests of management with those of our stockholders by encouraging stock ownership;

•	Attract and retain superior executives by providing them with the opportunity to earn total compensation packages that are competitive within the healthcare industry;

•	Recognize and reward individual performance through salary, annual cash incentives and long-term stock-based incentives; and

•	Manage compensation based on the individual’s level of skill, knowledge, effort and responsibility.

The Compensation Committee believes that the compensation of our executive officers should provide a competitive level of total compensation necessary to attract and retain talented and experienced executives, and motivate them to contribute to our success.

Compensation Process and Philosophy

Our Compensation Committee approves compensation arrangements with our executive officers. Salaries and other compensation for all other officers and employees are determined by management in accordance with our compensation policies and plans. Our objective is to have an executive compensation program that will attract and retain the best possible executive talent, to tie annual and long-term cash and equity compensation to the achievement of measurable corporate and individual performance goals and objectives and to align executives’ incentives with stockholder value creation.

Our Compensation Committee reviews and approves, in advance, employment and similar arrangements or payments to be made to any executive officer. Our Compensation Committee also relies on the input of our Chief Executive Officer concerning the performance of our executive officers in making its compensation decisions. Our Chief Executive Officer considers internal pay equity issues, individual contribution and performance, competitive pressures and our financial performance in making his recommendations to the Compensation Committee.

Our Compensation Committee believes that our executive compensation program should be internally consistent and equitable in order to achieve our compensation goals. The committee relies on its collective subjective judgment together with the information provided to it by management, the analyses and goals described above and the recommendations of our Chief Executive Officer. The committee also considers the qualifications, length of service, experience, consistency of performance, position, responsibilities, individual performance and available competitive alternatives of our executives, their existing compensation and our financial resources, performance and prospects in determining appropriate levels of compensation for our executives. Our Compensation Committee believes that the difference between the compensation of our Chief Executive Officer and the compensation of our other Named Executive Officers is appropriate given the range of compensation paid to the chief executive officers in our peer group, the greater responsibilities of Mr. Jacobs, the impact Mr. Jacobs has on our financial performance and the role Mr. Jacobs plays as the Chairman of our Board.

Role of Compensation Consultant

In 2013, our Compensation Committee retained outside compensation consultants, Hay Group and Aon Hewitt, to advise it regarding market trends and practices in executive compensation and with respect to specific compensation decisions. To assist the Compensation Committee in evaluating 2012 compensation and setting compensation for 2013, Hay Group provided to the Compensation Committee a detailed report assessing the competitiveness of the compensation amounts offered by us to our executive officers, including an examination of base salary, actual total cash consideration, target total cash consideration and long-term incentives, and a comparison of our overall equity dilution and financial performance with comparable healthcare companies. From October 2013 through March 2014, Aon Hewitt provided similar advice to the Compensation Committee to assist the committee in evaluating the 2013 compensation and setting compensation for 2014.

Our Compensation Committee has considered the relationships that Hay Group and Aon Hewitt have had with the Company, the members of the Compensation Committee and our executive officers, and has taken into account the factors required by NASDAQ to be considered when assessing a consultant’s independence. After considering such relationships and factors, the Compensation Committee determined that the work of each compensation consultant in 2013 did not raise any conflicts of interest. Outside of their direct engagement by the Compensation Committee as independent compensation consultants to the Compensation Committee with respect to executive compensation matters, neither Hay Group nor Aon Hewitt provided other services to the Company in 2013.

2013 Peer Group

In order to compare our compensation to other healthcare companies in 2013, Aon Hewitt selected a peer group of 20 publicly-traded healthcare companies with similar revenue and service offerings to us. The peer group for the consultant’s report delivered in October 2013 (the “2013 Peer Group”) consisted of the following companies:

• Air Methods Corp.	• IPC The Hospitalist Company, Inc.

• Amsurg Corp.	• LHC Group, Inc.

• Bio-Reference Laboratories Inc.	• LifePoint Hospitals Inc.

• BioScrip Inc.	• Magellan Health Services Inc.

• Emeritus Corp.	• MEDNAX, Inc.

• Ensign Group, Inc.	• Providence Service Corporation

• ExamWorks Group, Inc.	• Select Medical Holdings Corporation

• Hanger, Inc.	• Team Health Holdings, Inc.

• HealthSouth Corp.	• U.S. Physical Therapy Inc.

• Healthways, Inc.	• Vanguard Health Systems Inc.

Components of Executive Compensation

Base Salary

Our Compensation Committee generally meets on an annual basis to review each Named Executive Officer’s base salary and to consider adjustments to each Named Executive Officer’s base salary for the following year. In setting base salaries for 2013 and 2014, the committee reviewed the composition of the peer groups and the market studies prepared by the compensation consultants, discussed the peer groups and the market studies with the compensation consultants and Mr. Jacobs, evaluated the performance of each executive officer and considered our financial performance. After considering these factors, the committee approved the following base salaries for the Named Executive Officers effective as of November 1, 2012 and January 1, 2014:

Name	Base Salary As of November 1, 2012	Base Salary As of January 1, 2014
Joey A. Jacobs	$660,000	$1,000,000
Ronald M. Fincher	450,000	525,000
Brent Turner	435,000	500,000
Christopher L. Howard	420,000	450,000
David M. Duckworth	327,000	400,000

The salary increases reflected above were primarily market-based adjustments to align our Named Executive Officers’ base salaries with those of the 2013 Peer Group. Individual and Company performance since 2012 were also taken into account.

The base salaries under the employment agreements for Messrs. Jacobs, Fincher, Turner and Howard are subject to an annual increase in the sole discretion of the Compensation Committee on behalf of our Board. See “EXECUTIVE COMPENSATION – Summary Compensation Table” for more information about the base salaries paid to our Named Executive Officers.

Annual Non-Equity Incentive Compensation

Annual non-equity incentive awards paid to our Named Executive Officers are a reward for the realization of established performance objectives. Our Compensation Committee annually adopts a cash bonus plan pursuant to the Acadia Healthcare Company, Inc. Incentive Compensation Plan (the “Incentive Plan”) for each Named Executive Officer that establishes performance objectives for the Named Executive Officer. The Compensation Committee generally meets in February to review whether and the extent to which performance objectives have been achieved for the prior year. All non-equity incentive awards are subject to the review and approval of the Compensation Committee, which has the discretion to adjust any and all such awards.

2013 Awards

Annual non-equity incentive compensation payable to our Named Executive Officers for 2013 was based 90% on company-wide measures and 10% on individual measures. The company-wide components of the annual non-equity incentive awards for 2013 were Adjusted EBITDA and Adjusted EPS (as defined below). Adjusted EBITDA determined 60% of the total incentive award and Adjusted EPS determined 30% of the total incentive award (for a total of 90% of the total incentive award). No cash incentive payments, whether based on company-wide or individual measures, are payable unless the Company achieves at least 95% of its budgeted Adjusted EBITDA for 2013.

We define Adjusted EBITDA as the sum of the following: (a) net income from continuing operations, (b) interest expense, (c) income tax expense, (d) depreciation and amortization expense, (e) equity-based compensation expense, (f) transaction-related expenses, (g) loss on extinguishment of debt, (h) impairment and other non-cash charges, (i) legal settlement costs, and (j) severance and restructuring costs. Adjusted EPS is defined as earnings per share from continuing operations adjusted for non-recurring, infrequent or unusual items. Adjusted EBITDA and Adjusted EPS are calculated net of non-equity incentive payments. Adjusted EBITDA is fully adjusted for acquisitions, while Adjusted EPS is adjusted to include 50% of earnings generated by acquisitions. The Compensation Committee believes that Adjusted EBITDA and Adjusted EPS are the appropriate financial measures for determining annual cash incentive awards because they are important measures of our performance and the performance of our management, they drive our success and growth and they are key criteria by which management plans and monitors our business.

The Compensation Committee believes that most of the cash incentive awards should be based on objective measures of company-wide financial performance, but believes that individual elements are also important in recognizing achievement and motivating officers. Accordingly, 10% of the cash incentive award is based upon the Compensation Committee’s assessment of individual performance as well as the Named Executive Officer’s overall contribution to our success.

For 2013, the threshold cash incentive award (as a percentage of base salary) for Mr. Jacobs was 50% and for each of Messrs. Fincher, Turner, Howard and Duckworth was 33.33%. The target cash incentive award (as a percentage of base salary) for Mr. Jacobs was 100% and for each of Messrs. Fincher, Turner, Howard and Duckworth was 66.67%. The maximum cash incentive award (as a percentage of base salary) for Mr. Jacobs was 200% and for each of Messrs. Fincher, Turner, Howard and Duckworth was 133.33%.

For purposes of our 2013 non-equity incentive awards, budgeted Adjusted EBITDA was $137.5 million. The table below sets forth the portion of the cash incentive award based upon budgeted Adjusted EBITDA performance levels that each Named Executive Officer was eligible to receive for 2013. For example, if our actual Adjusted EBITDA for 2013 was 100% of our budgeted Adjusted EBITDA, Mr. Jacobs would receive 60% of his cash incentive award at the 100% level. Straight-line interpolation is used to determine awards for performance between goal levels.

Name	95% - 100% of Budgeted Adjusted EBITDA	Budgeted Adjusted EBITDA	100% - 105% of Budgeted Adjusted EBITDA	105% of Budgeted Adjusted EBITDA or Greater
Joey A. Jacobs	50% - 100%	100%	100% - 200%	200%
Ronald M. Fincher	33.33% - 66.67%	66.67%	66.67% - 133.33%	133.33%
Brent Turner	33.33% - 66.67%	66.67%	66.67% - 133.33%	133.33%
Christopher L. Howard	33.33% - 66.67%	66.67%	66.67% - 133.33%	133.33%
David M. Duckworth	33.33% - 66.67%	66.67%	66.67% - 133.33%	133.33%

The table below sets forth the portion of the cash incentive award based upon our achievement of certain Adjusted EPS performance levels that each Named Executive Officer was eligible to receive for 2013. For example, if our Adjusted EPS for 2013 was $0.97, Mr. Jacobs would receive 30% of his cash incentive award at the 100% level. Straight-line interpolation is used to determine awards for performance between goal levels.

Name	Adjusted EPS of $0.92 - $0.97	Adjusted EPS of $0.97 - $1.02	Adjusted EPS of $1.02 or Greater
Joey A. Jacobs	50% - 100%	100% - 200%	200%
Ronald M. Fincher	33.33% - 66.67%	66.67% - 133.33%	133.33%
Brent Turner	33.33% - 66.67%	66.67% - 133.33%	133.33%
Christopher L. Howard	33.33% - 66.67%	66.67% - 133.33%	133.33%
David M. Duckworth	33.33% - 66.67%	66.67% - 133.33%	133.33%

In February 2014, the Compensation Committee met to determine whether and the extent to which the performance goals for the 2013 annual non-equity incentive awards had been achieved. The Compensation Committee determined that actual Adjusted EBITDA for 2013 was 106% of budgeted Adjusted EBITDA and actual Adjusted EPS for 2013 was $1.07. As a result, the Named Executive Officers received the following cash incentive payments with respect to 2013:

Name	Cash Incentive Payment
Joey A. Jacobs	$1,320,000
Ronald M. Fincher	600,000
Brent Turner	580,000
Christopher L. Howard	560,000
David M. Duckworth	436,000

2014 Awards

Effective February 27, 2014, the Board approved non-equity incentive awards for each of our Named Executive Officers for 2014 with potential cash incentive payments to be based 90% on company-wide measures and 10% on individual measures. The company-wide components of the annual non-equity incentive awards for

2014 are Adjusted EBITDA and Adjusted EPS. No cash incentive payments, whether based on company-wide or individual measures, will be payable unless the Company achieves at least 95% of its budgeted Adjusted EBITDA for 2014. For 2014, the threshold cash incentive award (as a percentage of base salary) for Mr. Jacobs is 55%; for each of Messrs. Fincher, Turner and Howard, it is 42.5%; and for Mr. Duckworth, it is 37.5%. The target cash incentive award (as a percentage of base salary) for Mr. Jacobs is 110%; for each of Messrs. Fincher, Turner and Howard, it is 85%; and for Mr. Duckworth, it is 75%. The maximum cash incentive award (as a percentage of base salary) for Mr. Jacobs is 220%; for each of Messrs. Fincher, Turner and Howard, it is 170%; and for Mr. Duckworth, it is 150%. The increases in potential cash incentive payments for each of our Named Executive Officers reflected in the 2014 non-equity incentive awards (compared to the 2013 non-equity incentive awards) were primarily market-based adjustments to align such awards with those of the 2013 Peer Group.

Equity-Based Compensation

Our Compensation Committee believes that stock options, restricted stock and restricted stock units are a key component to the compensation of our executive officers. The committee believes that stock options, restricted stock and restricted stock units provide a substantial incentive to our Named Executive Officers by allowing them to directly participate in any increase in our long-term value. These incentives are intended to reward, motivate and retain the services of our Named Executive Officers. Equity-based compensation also aligns the interests of our Named Executive Officers and our stockholders. Equity-based awards are typically granted under the Incentive Plan in February or March of each year.

2013 Awards

On March 29, 2013, the Board approved grants of the following number of performance vesting restricted stock units, time vesting restricted stock and time vesting stock options under the Incentive Plan to our Named Executive Officers:

Name	Restricted Stock Units	Restricted Stock	Stock Options
Joey A. Jacobs	18,800	18,800	66,600
Ronald M. Fincher	7,500	7,500	26,700
Brent Turner	7,500	7,500	26,700
Christopher L. Howard	5,400	5,400	19,000
David M. Duckworth	5,400	5,400	19,000

The Named Executive Officers must be employed by the Company at the time the restricted stock units, restricted stock and/or options vest in order to receive the shares of Common Stock underlying each award.

Restricted Stock Units. The restricted stock units granted in 2013 are earned in three equal annual installments based upon the achievement of specified performance levels related to our Adjusted EPS for 2013, 2014 and 2015. The Compensation Committee believes that Adjusted EPS is the appropriate financial measure for determining restricted stock unit awards because it is an important measure of our performance and the performance of our management, it drives our success and growth and it is a key criterion by which management plans and monitors our business.

Pursuant to the initial grant, all shares of Common Stock earned for 2013 and 2014 would not vest until the end of the three-year performance period. On February 27, 2014, however, the Compensation Committee amended the vesting schedule for the restricted stock units granted in 2013 and, consistent with the terms of the restricted stock units granted in 2012, determined that any awards of restricted stock units would vest simultaneously with the determination that such awards have been earned for a particular year. The Compensation Committee also amended the methodology for setting future performance levels under the 2013 restricted stock unit grants to be consistent with the methodology used for the 2012 restricted stock unit grants. The number of shares of Common Stock that may be issued upon vesting of the restricted stock units ranges from 0% to 200% of the total number of shares set forth above in accordance with a formula based on our Adjusted EPS. None of the performance vesting restricted stock units will vest for performance below 95% of the specified Adjusted EPS.

For 2013, the threshold award (as a percentage of the number of restricted stock units listed above) for each Named Executive Officer was 50%, the target award was 100% and the maximum award was 200%. The actual number of shares of Common Stock earned each year is based on a performance range of 95-105% of the specified Adjusted EPS for the corresponding year.

The table below sets forth the number of shares of Common Stock that each Named Executive Officer was eligible to earn (as a percentage of the number of restricted stock units vesting based on 2013 performance), subject to continued employment throughout the performance period, based upon the Company’s performance relative to Adjusted EPS performance levels. For example, if our Adjusted EPS for 2013 was $0.97, each Named Executive Officer would earn the number of shares of Common Stock equal to 100% of the number of restricted stock units that may vest based on 2013 performance.

Adjusted EPS of $0.92 - $0.97	Adjusted EPS of $0.97 - $1.02	Adjusted EPS of $1.02 or Greater
50% - 100%	100% - 200%	200%

On February 27, 2014, the Compensation Committee met to determine whether and the extent to which the performance goals for the 2013 restricted stock unit awards had been achieved. The Compensation Committee determined that actual Adjusted EPS for 2013 was $1.07. As a result, the following number of shares of Common Stock were earned by the Named Executive Officers for 2013 pursuant to the 2013 restricted stock unit awards:

Name	Shares Issued Upon Vesting of 2013 Restricted Stock Unit Awards
Joey A. Jacobs	12,534
Ronald M. Fincher	5,000
Brent Turner	5,000
Christopher L. Howard	3,600
David M. Duckworth	3,600

Restricted Stock. The time vesting restricted stock granted in 2013 vests 25% per year on the four successive anniversaries of the date of grant.

Stock Options. The stock options granted in 2013 are exercisable at $29.39 per share (the closing price on the last trading day before the grant date), have a term of ten years and vest 25% per year on the four successive anniversaries of the date of grant.

Vesting of 2012 Restricted Stock Unit Awards

The restricted stock units granted in 2012 vest in three equal annual installments based upon the achievement of specified performance levels related to our Adjusted EPS for 2012, 2013 and 2014. The number of shares of Common Stock that may be issued upon vesting of the restricted stock units ranges from 0% to 200% of the total number of shares set forth above in accordance with a formula based on our Adjusted EPS. None of the performance vesting restricted stock units vest for performance below 90% of the specified Adjusted EPS.

For 2013, the threshold award (as a percentage of the number of restricted stock units granted) for each Named Executive Officer was 50%, the target award was 100% and the maximum award was 200%. The actual number of shares of Common Stock to be issued upon vesting of the restricted stock units each year is based on a performance range of 90-110% of the specified Adjusted EPS for the corresponding year.

The table below sets forth the number of shares of Common Stock that each Named Executive Officer was eligible to earn (as a percentage of the number of restricted stock units vesting based on 2013 performance), subject to continued employment throughout the performance period, based upon the Company’s performance relative to Adjusted EPS performance levels. For example, if our Adjusted EPS for 2013 was $0.59, each Named Executive Officer would earn the number of shares of Common Stock equal to 100% of the number of restricted stock units that may vest based on 2013 performance.

Adjusted EPS of $0.53 - $0.59	Adjusted EPS of $0.59 - $0.65	Adjusted EPS of $0.65 or Greater
50% - 100%	100% - 200%	200%

On February 27, 2014, the Compensation Committee met to determine whether and the extent to which the 2013 performance goals for the 2012 restricted stock unit awards had been achieved. The Compensation Committee determined that actual Adjusted EPS for 2013 was $1.07. As a result, the following number of shares of Common Stock were earned by the Named Executive Officers for 2013 pursuant to the 2012 restricted stock unit awards:

Name	Shares Issued Upon Vesting of 2012 Restricted Stock Unit Awards
Joey A. Jacobs	15,514
Ronald M. Fincher	6,429
Brent Turner	6,429
Christopher L. Howard	5,476
David M. Duckworth	6,429

2014 Awards

Effective February 27, 2014, the Board approved grants of the following number of performance vesting restricted stock units (subject to the achievement of certain performance goals and continued employment), time vesting restricted stock and time vesting stock options under the Incentive Plan to our Named Executive Officers:

Name	Restricted Stock Units	Restricted Stock	Stock Options
Joey A. Jacobs	33,498	20,099	35,325
Ronald M. Fincher	9,052	5,431	9,545
Brent Turner	8,621	5,172	9,091
Christopher L. Howard	7,759	4,655	8,182
David M. Duckworth	4,926	2,956	5,195

The Named Executive Officers must be employed by the Company at the time the restricted stock units, restricted stock and/or options vest in order to receive the shares of Common Stock underlying each award.

Restricted Stock Units. The restricted stock units granted in 2014 are earned in three equal annual installments based upon the achievement of specified performance levels related to our Adjusted EPS for 2014, 2015 and 2016. The number of shares of Common Stock that may be issued upon vesting of the restricted stock units ranges from 0% to 200% of the total number of shares set forth above in accordance with a formula based on our Adjusted EPS. None of the performance vesting restricted stock units will vest for performance below 95% of the specified Adjusted EPS.

For 2014, the threshold award (as a percentage of the number of restricted stock units listed above) for each Named Executive Officer is 50%, the target award is 100% and the maximum award is 200%. The actual number of shares of Common Stock to be issued upon vesting of the restricted stock units each year is based on a performance range of the specified Adjusted EPS for the corresponding year.

Restricted Stock. The time vesting restricted stock granted in 2014 vests 25% per year on the four successive anniversaries of the date of grant.

Stock Options. The stock options granted in 2014 are exercisable at $50.75 per share, have a term of ten years and vest 25% per year on the four successive anniversaries of the date of grant.

Perquisites

We provide our executive officers with modest perquisites that our Compensation Committee believes are reasonable and consistent with our overall executive compensation program. Our Compensation Committee believes that such perquisites help us to retain our executive personnel and allows them to operate more effectively.

Deferred Compensation Plan

On February 28, 2013, our Board adopted and approved the Acadia Healthcare Company, Inc. Deferred Compensation Plan, effective February 1, 2013 (the “Deferred Compensation Plan”). The Deferred Compensation Plan is designed to provide tax-deferred compensation for our eligible employees, including executive officers.

Under the Deferred Compensation Plan, participants may defer up to 50% of their annual base compensation and up to 100% of any performance-based compensation. Participants are fully vested in their deferral accounts as to amounts they elect to defer. No employer matching contributions are made to the Deferred Compensation Plan. Participants will be able to select from several fund choices and their deferred compensation account will increase or decrease in value in accordance with the performance of the funds selected. Participants may receive a distribution from the Deferred Compensation Plan upon a qualifying distribution event such as separation from service, disability, death, change in control or an unforeseeable emergency. Following a participant’s separation from the Company for any reason, the participant’s vested interest in the account is paid to the participant (or the participant’s beneficiary in the event of the participant’s death) either in a lump sum or up to ten annual installments, as elected by the participant. The Deferred Compensation Plan is intended to be an unfunded plan administered and maintained by the Company primarily for the purpose of providing deferred compensation benefits to participants.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally limits the deductibility of executive compensation paid by publicly-held corporations to $1 million per year for the Chief Executive Officer and the next three most highly compensated executive officers, excluding the Chief Financial Officer. The $1 million limitation does not apply to compensation that qualifies as performance-based. We consider the tax and accounting impact of all compensation. The Compensation Committee believes that tax deductions are only one of several relevant considerations in setting compensation. Furthermore, it also believes that tax deduction limitations should not compromise our ability to design and maintain executive compensation arrangements that will attract and retain the executive talent we need to compete successfully. Therefore, in certain cases, our executive compensation may not be deductible for federal income tax purposes.

Stock Ownership Guidelines and Insider Trading Policy

In March 2012, the Board of Directors adopted stock ownership guidelines for non-management directors. The guidelines require that each non-management director hold an investment position in our Common Stock equal in value to five times the annual cash retainer (exclusive of any Board committee retainers) paid to non-management directors. The policy provides for a five-year transition period during which directors can attain the required ownership. The stock ownership guidelines do not apply to officers of the Company.

We also maintain an insider trading policy that governs transactions in our securities by directors, officers and other employees. Among other provisions, the policy prohibits “short-selling” of any equity security of the Company and any hedging transactions. Directors and officers are also prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.

Employment Agreements

In 2011, we entered into employment agreements with each of Messrs. Jacobs, Fincher, Turner and Howard (the “2011 Employment Agreements”). We did not enter into an employment agreement with Mr. Duckworth because he was not appointed as an executive officer until July 31, 2012. In April 2014, we entered into amended and restated employment agreements with each of Messrs. Jacobs, Fincher, Turner and Howard, and an initial employment agreement with Mr. Duckworth (collectively, the “New Employment Agreements”). Although superseded by the terms of the New Employment Agreements, a summary of the material terms of the 2011 Employment Agreements is provided below to describe the arrangements in effect during 2013 and explain the disclosure included in “EXECUTIVE COMPENSATION – Potential Payments Upon Termination or Change in Control under the 2011 Employment Agreements.” A summary of the material changes to the 2011 Employment Agreements reflected in the New Employment Agreements is also provided below.

2011 Employment Agreements

The base salaries under the 2011 Employment Agreements are subject to an annual increase in the sole discretion of our Board. In addition to base salary, under the 2011 Employment Agreements the executives are entitled to participate, in their sole discretion, in all of our employee benefit programs for which senior executive employees are generally eligible. Each executive is also reimbursed for reasonable expenses incurred in connection with services performed under each executive’s 2011 Employment Agreement.

Severance

Under each 2011 Employment Agreement, if the executive is terminated without “Cause” or resigns with “Good Reason,” such executive is generally entitled to receive (subject to the satisfaction of certain conditions):

•	Such executive’s base salary through the termination date;

•	Any bonus amounts under such executive’s 2011 Employment Agreement to which such executive is entitled determined by reference to the calendar year that ended on or prior to the termination date;

•	Any unused and unpaid time off and sick pay accrued through the termination date and any incurred but unreimbursed business expenses as of the termination date;

•	A prorated bonus amount for the calendar year in which the termination occurs;

•	An amount equal to the cost of the premiums for continued health and dental insurance for the executive and/or his dependents in accordance with the Consolidated Budget Reconciliation Act of 1985 (“COBRA”) for a specified period; and

•	A specified severance payment (collectively, the “Termination Payments”).

“Cause” (as defined in the 2011 Employment Agreements) means the occurrence of one or more of the following with respect to the applicable executive:

•	The conviction of or plea of nolo contendere to a felony or other crime involving moral turpitude or the conviction of any crime involving misappropriation, embezzlement or fraud with respect to the Company or any of its subsidiaries or any of their customers, suppliers or other business relations;

•	Conduct outside the scope of such executive’s duties and responsibilities under his 2011 Employment Agreement that causes the Company or any of its subsidiaries substantial public disgrace or disrepute or economic harm;

•	Repeated failure to perform duties consistent with such 2011 Employment Agreement as reasonably directed by our Board;

•	Any act or knowing omission aiding or abetting a competitor, supplier or customer of ours to our disadvantage or detriment;

•	Breach of fiduciary duty, gross negligence or willful misconduct with respect to us;

•	An administrative or other proceeding results in the suspension or debarment of such executive from participation in any contracts with, or programs of, the United States or any individual state or any agency or department thereof; or

•	Any other material breach by such executive of his 2011 Employment Agreement or any other agreement between such executive and us, which is not cured to the reasonable satisfaction of our Board within 30 days after written notice thereof to such executive.

“Good Reason” (as defined in the 2011 Employment Agreements) means if the applicable executive resigns his employment with the Company (a) as a result of one or more of the following actions (in each case taken without the executive’s written consent): (i) a reduction in such executive’s base salary (other than as part of an across-the-board reduction that (A) results in a 10% or less reduction of such executive’s base salary as in effect on the date of any such reduction or (B) is approved by our Chief Executive Officer); (ii) a material diminution of such executive’s job duties or responsibilities inconsistent with the executive’s position; (iii) any other material breach by us of such 2011 Employment Agreement; or (iv) a relocation of our principal executive offices and corporate headquarters outside of a 30-mile radius of Nashville, Tennessee following relocation thereto in accordance with such 2011 Employment Agreement; provided that, none of the events described in clauses (i) through (iv) shall constitute Good Reason unless such executive shall have notified us in writing describing the event which constitutes Good Reason within 90 days after the occurrence of such event and then only if we shall have failed to cure such event within 30 days after our receipt of such written notice and such executive elects to terminate his employment as a result at the end of such 30 day period, or (b) for any reason within 180 days following a change of control of the Company.

If an executive that is party to an 2011 Employment Agreement dies or becomes disabled, such executive is entitled to the applicable Termination Payments (other than the severance payment contemplated under the definition thereof). In the event that an executive becomes disabled not due to death, such executive shall be entitled to receive continued installment payments of such executive’s base salary as in effect on the termination date for a specified period of time.

If we terminate an executive under an 2011 Employment Agreement for Cause or if any such executive resigns without Good Reason, such executive will only be entitled to receive his unpaid base salary through the termination date and any bonus amount to which such executive is entitled by reference to the calendar year that ended on or prior to the termination date.

Non-Competition and Non-Solicitation

During the term of each 2011 Employment Agreement and for one year thereafter (or 24 months thereafter in the case of Mr. Jacobs), each such executive is prohibited from (i) directly or indirectly managing, controlling, consulting, rendering services for or participating, engaging or owning an interest in any business which derives 25% of its gross revenue from the business of providing behavioral healthcare and/or related services and (ii) directly or indirectly managing, controlling, rendering services for or participating or consulting with any unit, division, segment or subsidiary of any other business that engages in or otherwise competes with (or was organized for the purpose of engaging in or competing with) the business of providing behavioral healthcare and/or related services, subject to certain exceptions. Each such executive is prohibited from directly or indirectly soliciting or hiring any employee or independent contractor of ours or directly or indirectly soliciting any customer, supplier, licensee, licensor or other business relation of ours during the employment period and for 12 months thereafter. In addition, the executives are subject to customary confidentiality and non-disparagement obligations both during and following their employment with the Company.

New Employment Agreements

The material changes to the 2011 Employment Agreements (or material terms in the case of Mr. Duckworth) reflected in the New Employment Agreements are as follows:

•	modify the minimum target annual cash bonus amounts that each executive is eligible to earn as follows (as a percentage of base salary): Mr. Jacobs - 110%; Messrs. Turner, Fincher and Howard - 85%; and Mr. Duckworth - 75%;

•	establish the maximum annual cash bonus amounts that each executive is eligible to earn at two times the target annual cash bonus;

•	establish the minimum amount of each executive’s 2014 long-term incentive award as follows (as a percentage of base salary): Mr. Jacobs - 340%; Messrs. Turner, Fincher and Howard - 175%; and Mr. Duckworth - 125%;

•	increase the benefit awards payable to each executive upon a termination by the Company without Cause or by the executive for Good Reason to include the following: Mr. Jacobs - three times the target annual bonus, three times base salary and continuation of benefits for 36 months; Messrs. Turner, Fincher and Howard - two times the target annual bonus, two times base salary and continuation of benefits for 24 months; and Mr. Duckworth - the target annual bonus, the annual base salary and continuation of benefits for 12 months;

•	provide for immediate vesting of all equity awards upon the occurrence of certain termination events including termination by the Company without Cause or by the executive for Good Reason; and

•	provide that upon any termination of employment, the executive has the option to elect to continue health insurance coverage until the earliest of (A) such time as the executive is eligible to participate in another health plan or (B) the executive becomes eligible for Medicare.

The definition of “Good Reason” was amended in the New Employment Agreements to delete the reference to a termination for any reason following a change in control of the Company. The New Employment Agreements do not distinguish a termination following a change in control from a termination in another context. Therefore, a termination following a change in control will entitle an executive to severance benefits only if the executive’s employment is otherwise terminated without Cause by the Company or by the executive for Good Reason.

The New Employment Agreements extend the term of the non-competition and non-solicitation periods for each executive following termination of employment at the following: Mr. Jacobs - 36 months; Messrs. Turner, Fincher and Howard - 24 months; and Mr. Duckworth - 12 months.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by SEC Regulation S-K, Item 402(b) with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE:

Wade D. Miquelon, Chairman
Allan B. Hubbard
William M. Petrie, M.D.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table reflects the compensation paid or accrued by us with respect to each of the Named Executive Officers:

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Joey A. Jacobs(5) Chief Executive Officer	2013	$660,000	$1,105,064	$737,262	$1,320,000	$5,012	$3,827,338
	2012	567,769	742,810	497,395	1,136,667	—	2,944,641
	2011	274,000	133,994	—	258,510	3,127	669,631

Ronald M. Fincher(5) Chief Operating Officer	2013	450,000	440,850	295,569	600,000	8,301	1,794,720
	2012	391,308	307,805	206,110	522,222	—	1,427,445
	2011	245,230	97,450	—	231,548	3,565	577,793

Brent Turner(5) President	2013	435,000	440,850	295,569	580,000	8,485	1,759,904
	2012	388,885	307,805	206,110	518,889	—	1,421,689
	2011	245,230	91,359	—	231,548	3,731	571,868

Christopher L. Howard(5) Executive Vice President, General Counsel and Secretary	2013	420,000	317,412	210,330	560,000	8,554	1,516,296
	2012	386,462	262,191	175,576	515,556	—	1,339,785
	2011	245,230	91,359	—	231,548	3,731	571,868

David M. Duckworth(6) Chief Financial Officer	2013	327,000	317,412	210,330	436,000	10,289	1,301,031
	2012	209,554	372,018	232,731	195,500	—	1,009,802

(1)	Reflects the aggregate grant date fair value of restricted stock and restricted stock units granted to each Named Executive Officer pursuant to the Incentive Plan, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Stock Compensation,” or ASC 718. With respect to restricted stock units, the units vest over three years and the amounts assume that target performance goals are attained in all three years.

Assuming that the maximum performance goals are attained in all three years, the aggregate grant date fair value of the restricted stock unit awards for 2013 and 2012 would have been:

Name	2013 RSU Awards	2012 RSU Awards
Joey A. Jacobs	$1,105,064	$742,810
Ronald M. Fincher	440,850	307,805
Brent Turner	440,850	307,805
Christopher L. Howard	317,412	262,191
David M. Duckworth	317,412	320,148

Therefore, assuming the maximum performance goals are attained in all three years, the aggregate grant date fair value of the total stock awards (including awards of both restricted stock and restricted stock units) for 2013 and 2012 would have been:

Name	2013 Stock Awards	2012 Stock Awards
Joey A. Jacobs	$1,657,596	$1,114,215
Ronald M. Fincher	661,275	461,707
Brent Turner	661,275	461,707
Christopher L. Howard	476,118	393,286
David M. Duckworth	476,118	532,092

See the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation – Equity-Based Compensation” for more information about the restricted stock and restricted stock units.

(2)	Reflects the grant date fair value of stock options granted to each Named Executive Officer pursuant to the Incentive Plan, computed in accordance with ASC 718. See Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013 regarding assumptions underlying valuation of the stock options. See the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation – Equity-Based Compensation” for more information about the stock options.
(3)	Reflects cash awards earned during the years indicated under the Incentive Plan.
(4)	Represents Company contributions to the Company’s 401(k) plan in 2011 and certain health insurance benefits in 2013.
(5)	Messrs. Jacobs, Fincher, Turner and Howard were appointed executive officers of the Company in February 2011.
(6)	Mr. Duckworth was appointed Chief Financial Officer effective July 31, 2012.

Grants of Plan-Based Awards

The following table sets forth certain information regarding plan-based awards granted to the Named Executive Officers during 2013:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units(3)	Options(4)	Awards	Awards(5)
Joey A. Jacobs	N/A	$330,000	$660,000	$1,320,000	—	—	—	—	—	$—	$—
	3/29/13	—	—	—	—	—	—	—	66,600	29.39	737,262	(6)
	3/29/13	—	—	—	—	—	—	18,800	—	—	552,532
	3/29/13	—	—	—	9,400	18,800	37,600	—	—	—	552,532	(7)
Ronald M. Fincher	N/A	150,000	300,000	600,000	—	—	—	—	—	—	—
	3/29/13	—	—	—	—	—	—	—	26,700	29.39	295,569	(6)
	3/29/13	—	—	—	—	—	—	7,500	—	—	220,425
	3/29/13	—	—	—	3,750	7,500	15,000	—	—	—	220,425	(7)
Brent Turner	N/A	145,000	290,000	580,000	—	—	—	—	—	—
	3/29/13	—	—	—	—	—	—	—	26,700	29.39	295,569	(6)
	3/29/13	—	—	—	—	—	—	7,500	—	—	220,425
	3/29/13	—	—	—	3,750	7,500	15,000	—	—	—	220,425	(7)
Christopher L. Howard	N/A	140,000	280,000	560,000	—	—	—	—	—	—	—
	3/29/13	—	—	—	—	—	—	—	19,000	29.39	210,330	(6)
	3/29/13	—	—	—	—	—	—	5,400	—	—	158,706
	3/29/13	—	—	—	2,700	5,400	10,800	—	—	—	158,706	(7)
David M. Duckworth	N/A	109,000	218,000	436,000	—	—	—	—	—	—	—
	3/29/13	—	—	—	—	—	—	—	19,000	29.39	210,330	(6)
	3/29/13	—	—	—	—	—	—	5,400	—	—	158,706
	3/29/13	—	—	—	2,700	5,400	10,800	—	—	—	158,706	(7)

(1)	The estimated payouts shown reflect non-equity incentive awards granted under the Incentive Plan, where receipt is contingent upon the achievement of specified performance goals. See the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation – Annual Non-Equity Incentive Compensation” for more information about the awards.
(2)	Reflects the number of shares of Common Stock issuable upon vesting of restricted stock units granted under the Incentive Plan. The restricted stock units vest in three annual installments based upon the achievement of certain performance goals and continued employment. See the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation – Equity-Based Compensation” for more information about the restricted stock units.
(3)	Reflects shares of restricted stock granted under the Incentive Plan, which will vest in four equal annual installments commencing one year after the date of grant.
(4)	Reflects shares of Common Stock underlying stock options granted under the Incentive Plan. The options will vest in four equal annual installments commencing one year after the date of grant.
(5)	Reflects the aggregate grant date fair value computed in accordance with ASC 718.
(6)	A discussion of the assumptions used in calculating the aggregate grant date fair value of the stock options is set forth in Note 9 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.
(7)	With respect to restricted stock units granted under the Incentive Plan, the amounts shown assume that target performance goals are attained during each of the three years in the performance period and continued employment throughout the performance period. For additional information, see the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation – Equity-Based Compensation.”

Outstanding Equity Awards at Fiscal Year-End

The following table provides certain information with respect to the Named Executive Officers regarding outstanding equity awards as of December 31, 2013 that represent potential amounts that may be realized in the future:

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options(1)			Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not		Market Value of Shares or Units of Stock Held that Have	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not
	(Exercisable)	(Unexercisable)		Price	Date	Vested		Not Vested(2)	Vested		Vested(2)
Joey A. Jacobs	18,313	54,941	(3)	$15.96	3/19/22	—		$—	—		$—
	—	66,000	(4)	29.39	3/29/23	—		—	—		—
	—	—		—	—	17,454	(5)	826,098	—		—
	—	—		—	—	—		—	31,028	(7)	1,468,555
	—	—		—	—	18,800	(6)	889,804	—		—
	—	—		—	—	—		—	37,600	(8)	1,779,608
Ronald M. Fincher	7,588	22,767	(3)	15.96	3/19/22	—		—	—		—
	—	26,700	(4)	29.39	3/29/23	—		—	—		—
	—	—		—	—	7,233	(5)	342,338	—		—
	—	—		—	—	—		—	12,858	(7)	608,569
	—	—		—	—	7,500	(6)	354,975	—		—
	—	—		—	—	—		—	15,000	(8)	709,950
Brent Turner	7,588	22,767	(3)	15.96	3/19/22	—		—	—		—
	—	26,700	(4)	29.39	3/29/23	—		—	—		—
	—	—		—	—	7,233	(5)	342,338	—		—
	—	—		—	—	—		—	12,858	(7)	608,569
	—	—		—	—	7,500	(6)	354,975	—		—
	—	—		—	—	—		—	15,000	(8)	709,950
Christopher L. Howard	6,464	19,394	(3)	15.96	3/19/22	—		—	—		—
	—	19,000	(4)	29.39	3/29/23	—		—	—		—
	—	—		—	—	6,161	(5)	291,600	—		—
	—	—		—	—	—		—	10,952	(7)	518,358
	—	—		—	—	5,400	(6)	255,582	—		—
	—	—		—	—	—		—	10,800	(8)	511,164
David M. Duckworth	1,750	1,750	(9)	9.40	11/16/21	—		—	—		—
	—	—		—	—	1,750	(10)	82,828	—		—
	812	2,438	(3)	15.96	3/19/22	—		—	—		—
	—	—		—	—	2,750	(5)	130,158	—		—
	7,588	22,767	(11)	16.60	8/2/22	—		—	—		—
	—	19,000	(4)	29.39	3/29/23	—		—	—		—
	—	—		—	—	7,233	(12)	342,338	—		—
	—	—		—	—	—		—	12,858	(7)	608,569
	—	—		—	—	5,400	(6)	255,582	—		—
	—	—		—	—	—		—	10,800	(8)	511,164

(1)	The amounts shown reflect stock options granted under the Incentive Plan.
(2)	Based on the closing sales price of our Common Stock of $47.33 on The NASDAQ Global Market on December 31, 2013.
(3)	One-third of these stock options will become exercisable on each of March 19, 2014, March 19, 2015 and March 19, 2016.
(4)	One-fourth of these stock options will become exercisable on each of March 29, 2014, March 29, 2015, March 29, 2016 and March 29, 2017.
(5)	One-third of these shares of restricted stock vest on each of March 19, 2014, March 19, 2015 and March 19, 2016.

(6)	One-fourth of these shares of restricted stock vest on each of March 29, 2014, March 29, 2015, March 29, 2016 and March 29, 2017.
(7)	Reflects the aggregate maximum number of restricted stock units granted in 2012 under the Incentive Plan that will vest upon the achievement of certain performance goals and continued employment. See the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation – Equity-Based Compensation” for more information about the restricted stock units.
(8)	Reflects the aggregate maximum number of restricted stock units granted in 2013 under the Incentive Plan that will vest upon the achievement of certain performance goals and continued employment. See the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation – Equity-Based Compensation” for more information about the restricted stock units.
(9)	One-half of these stock options will become exercisable on each of November 16, 2014 and November 16, 2015.
(10)	One-half of these shares of restricted stock vest on each of November 16, 2014 and November 16, 2015.
(11)	One-third of these stock options will become exercisable on each of August 2, 2014, August 2, 2015 and August 2, 2016.
(12)	One-third of these shares of restricted stock vest on each of August 2, 2014, August 2, 2015 and August 2, 2016.

Option Exercises and Stock Vested

The following table shows the amounts received by the Named Executive Officers upon the exercise of stock options or the vesting of restricted stock and restricted stock units during 2013:

Name	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise		Number of Shares Acquired on Vesting	Value Realized on Vesting
Joey A. Jacobs	18,313	$287,148	(3)	15,514	$422,291	(1)
	—	—		5,817	164,330	(2)
Ronald M. Fincher	7,588	118,980	(3)	6,429	174,997	(1)
	—	—		2,410	68,083	(2)
Brent Turner	7,588	118,980	(3)	6,429	174,997	(1)
	—	—		2,410	68,083	(2)
Christopher L. Howard	6,464	101,356	(3)	5,476	149,057	(1)
	—	—		2,053	57,997	(2)
David M. Duckworth	—	—		6,429	174,997	(1)
	—	—		812	22,939	(2)
	—	—		2,410	91,821	(4)
	—	—		875	38,238	(5)

(1)	Based on the closing sales price of our Common Stock of $27.22 on The NASDAQ Global Market on February 28, 2013, the date that the restricted stock units vested. See the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Executive Compensation – Equity-Based Compensation” for more information about the restricted stock units.
(2)	Based on the closing sales price of our Common Stock of $28.25 on The NASDAQ Global Market on March 19, 2013, the date that the shares of restricted stock vested.
(3)	Based on the closing sales price of our Common Stock of $31.64 on The NASDAQ Global Market on May 3, 2013, the date that the options were exercised, less the option exercise price of $15.96.
(4)	Based on the closing sales price of our Common Stock of $38.10 on The NASDAQ Global Market on August 2, 2013, the date that the shares of restricted stock vested.
(5)	Based on the closing sales price of our Common Stock of $43.70 on The NASDAQ Global Market on November 15, 2013, the first business day immediately prior to the date that the shares of restricted stock vested.

Nonqualified Deferred Compensation

The following table shows the activity during 2013 and the aggregate balances held by each of our Named Executive Officers at December 31, 2013 under the Deferred Compensation Plan.

Name	Executive Contributions in 2013($)(1)	Company Contributions in 2013($)	Aggregate Earnings in 2013 ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at December 31, 2013 ($)(2)
Joey A. Jacobs	$10,348	$—	$2,380	$—	$12,728
Ronald M. Fincher	43,980	—	7,435	—	51,415
Brent Turner	45,864	—	4,458	—	50,322
Christopher L. Howard	44,690	—	5,523	—	50,213
David M. Duckworth	66,029	—	5,781	—	71,810

(1)	These amounts are included in the Summary Compensation Table on page 33.
(2)	All amounts other than 2013 earnings are included in the Summary Compensation Table on page 33.

Under the plan, participants may defer up to 50% of their annual base compensation and up to 100% of any performance-based compensation. Participants are fully vested in their deferral accounts as to amounts they elect to defer. No employer matching contributions are made to the Deferred Compensation Plan. Participants will be able to select from several fund choices and their deferred compensation account will increase or decrease in value in accordance with the performance of the funds selected. Participants may receive a distribution from the Deferred Compensation Plan upon a qualifying distribution event such as separation from service, disability, death, change in control or an unforeseeable emergency. Following a participant’s separation from the Company for any reason, the participant’s vested interest in the account is paid to the participant (or the participant’s beneficiary in the event of the participant’s death) either in a lump sum or up to ten annual installments, as elected by the participant. The Deferred Compensation Plan is intended to be an unfunded plan administered and maintained by the Company primarily for the purpose of providing deferred compensation benefits to participants.

Potential Payments Upon Termination or Change in Control under 2011 Employment Agreements

The tables below show the amounts that each Named Executive Officer would have received assuming that the Named Executive Officer’s employment was terminated, a change in control occurred or he died or became disabled effective December 31, 2013. As of December 31, 2013 and except as noted below, none of the Named Executive Officers were entitled to any compensation or benefits for resignation or retirement. See “COMPENSATION DISCUSSION AND ANALYSIS – Employment Agreements – 2011 Employment Agreements.”

Mr. Jacobs

Executive Benefits and Payments upon Termination	Involuntary Termination without Cause(1)		Death or Disability
Base Salary	$1,320,000	(2)	$330,000	(3)
Non-Equity Incentive Plan Compensation(4)	1,320,000		1,320,000
Options (unexercisable)(5)	—		—
Restricted Stock (unvested)(6)	—		—
Insurance Benefits	22,229	(7)	5,557	(8)
Accrued Vacation(9)	52,356		52,356

Mr. Fincher

Executive Benefits and Payments upon Termination	Involuntary Termination without Cause(1)		Death or Disability
Base Salary	$450,000	(2)	$225,000	(3)
Non-Equity Incentive Plan Compensation(4)	600,000		600,000
Options (unexercisable)(5)	—		—
Restricted Stock (unvested)(6)	—		—
Insurance Benefits	16,297	(7)	8,148	(8)
Accrued Vacation(9)	35,697		35,697

Mr. Turner

Executive Benefits and Payments upon Termination	Involuntary Termination without Cause(1)		Death or Disability
Base Salary	$435,000	(2)	$217,500	(3)
Non-Equity Incentive Plan Compensation(4)	580,000		580,000
Options (unexercisable)(5)	—		—
Restricted Stock (unvested)(6)	—		—
Insurance Benefits	15,267	(7)	7,633	(8)
Accrued Vacation(9)	34,507		34,507

Mr. Howard

Executive Benefits and Payments upon Termination	Involuntary Termination without Cause(1)		Death or Disability
Base Salary	$420,000	(2)	$210,000	(3)
Non-Equity Incentive Plan Compensation(4)	560,000		560,000
Options (unexercisable)(5)	—		—
Restricted Stock (unvested)(6)	—		—
Insurance Benefits	15,267	(7)	7,633	(8)
Accrued Vacation(9)	15,215		15,215

Mr. Duckworth(10)

Executive Benefits and Payments upon Termination	Involuntary Termination without Cause	Death or Disability
Base Salary	$—	$—
Non-Equity Incentive Plan Compensation	—	—
Options (unexercisable)(5)	—	—
Restricted Stock (unvested)(6)	—	—
Insurance Benefits	—	—
Accrued Vacation	—	—

(1)	The amounts shown would have been payable if we terminated the Named Executive Officer’s employment without Cause (as defined in his 2011 Employment Agreement) or if the Named Executive Officer resigned his employment for Good Reason (as defined in his 2011 Employment Agreement and which includes a termination related to a change in control).
(2)	The amount shown reflects the Named Executive Officer’s base salary (except for Mr. Jacobs, which amount reflects the product of two times his base salary) as in effect on December 31, 2013 pursuant to the terms of his 2011 Employment Agreement (assuming that he is not in violation of the restrictive covenants set forth in his 2011 Employment Agreement or his General Release, if applicable). Pursuant to the 2011 Employment Agreements, base salary amounts are payable in regular installments over the course of the applicable severance period.
(3)	The amount shown reflects the Named Executive Officer’s base salary as in effect on December 31, 2013 payable for a period of six months in the event of disability pursuant to the terms of his 2011 Employment Agreement.
(4)	The amount shown reflects the cash incentive award of 133.3% of the Named Executive Officer’s base salary (except for Mr. Jacobs, which amount reflects 200% of his base salary) for 2013, assuming achievement of the performance goals at the maximum level, pursuant to the terms of his 2011 Employment Agreement.

(5)	Under the Incentive Plan, all stock options that have not vested as of the date of a participant’s termination for any reason shall terminate and expire as of the date of such termination.
(6)	Under the Incentive Plan, all restricted stock and restricted stock units that have not vested as of the date of a participant’s termination for any reason are forfeited as of the date of such termination.
(7)	The amount shown reflects the cost of the premiums for continued health and dental insurance for the Named Executive Officer or his dependents, in accordance with COBRA, for a period of 12 months pursuant to the terms of his 2011 Employment Agreement (except for Mr. Jacobs, which shall be for a period of 24 months).
(8)	The amount shown reflects the cost of the premiums for continued health and dental insurance for the Named Executive Officer or his dependents, in accordance with COBRA, for a period of six months pursuant to the terms of his 2011 Employment Agreement.
(9)	The amount shown reflects unused paid time off, pursuant to the terms of the Named Executive Officer’s 2011 Employment Agreement and our paid time off policies.
(10)	We did not have an employment agreement with Mr. Duckworth in 2013.

DIRECTOR COMPENSATION

The table below sets forth the 2013 compensation earned by or paid to our non-management directors. Messrs. Jacobs and Shear do not receive any additional compensation for their services as directors.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Matthew W. Clary(3)	$—	$—	$—
Bradley M. Eckmann(3)	—	—	—
Eric S. Gordon(3)	—	—	—
Christopher J. Graber(3)	—	—	—
William F. Grieco(4)	90,000	99,981	189,981
Matthew A. London(3)	—	—	—
Wade D. Miquelon	87,500	99,981	187,481
David O. Neighbours(3)	—	—	—
William M. Petrie, M.D.	72,500	99,981	172,481
Reeve B. Waud	75,000	99,981	174,981
E. Perot Bissell(5)	75,000	99,981	174,981
Allan B. Hubbard(5)	72,500	99,981	172,481
Kyle D. Lattner(5,6)	60,000	99,981	159,981
Hartley R. Rogers(5)	75,000	99,981	174,981

(1)	Includes annual retainers and fees associated with chairing a Board committee.
(2)	This column reflects the grant date fair value of restricted stock awards granted to directors calculated in accordance with ASC 718. On May 23, 2013, each non-management director elected or continuing to serve as a member of the Board received an award of 3,105 shares of restricted stock. The fair value of restricted stock awards is computed by multiplying the total number of shares subject to the award by the closing market price of the Company’s common stock on the date of grant ($32.20). The table below reflects all of the shares of restricted stock awarded to each director during 2013.

As of December 31, 2013, the non-management directors held the following number of shares of restricted stock: 11,151 for Mr. Grieco, 11,151 for Mr. Miquelon, 6,298 for Dr. Petrie, 6,385 for Mr. Waud and 3,105 for each of Messrs. Bissell, Hubbard, Lattner and Rogers.

(3)	Effective April 30, 2013, Messrs. Clary, Eckmann, Gordon, Graber, London and Neighbours resigned as directors. In accordance with the Company’s compensation plan for non-management directors, each of Messrs. Clary, Eckmann, Gordon, Graber, London and Neighbours were not eligible in 2013 for annual cash retainers or grants of restricted stock given their resignation from the Company’s board of directors prior to the 2013 annual meeting of stockholders. The grants of restricted stock made to each of these directors on May 23, 2012 were forfeited in connection with their resignation as directors in exchange for an aggregate of 20,090 shares of restricted stock issued to WCP.
(4)	Mr. Grieco also owns exercisable options to purchase 35,000 shares of Common Stock (which were granted to Mr. Grieco prior to 2012).
(5)	Messrs. Bissell, Hubbard, Lattner and Rogers joined the Board on April 30, 2013.
(6)	Director compensation paid and/or awarded to Kyle D. Lattner is for the benefit of WCP.

Our Board of Directors adopted a compensation plan for non-management directors effective January 1, 2013 (the “Directors Plan”), which provides:

•	An annual cash retainer of $60,000;

•	An annual cash retainer of $15,000 for each member of the Audit Committee and $30,000 for the chair of the Audit Committee;

•	An annual cash retainer of $12,500 for each member of the Compensation Committee and $27,500 for the chair of the Compensation Committee;

•	An annual cash retainer of $10,000 for each member of the Nominating and Corporate Governance Committee and $22,000 for the chair of the Nominating and Corporate Governance Committee, if such a committee is appointed;

•	An annual cash retainer of $15,000 for the Lead Director;

•	An initial grant of restricted stock having a value equal to $100,000; and

•	Following the year in which the initial grant of restricted stock was awarded, an annual grant of restricted stock having a value equal to $100,000.

In addition to the compensation described above, we also reimburse our directors for travel and out-of-pocket expenses in connection with their attendance at meetings of our Board of Directors.

Under the Directors Plan, all annual retainers shall be paid on the date of our annual meeting of stockholders (the “Annual Meeting Date”). Each year as of the Annual Meeting Date, each non-management member of our Board who is re-elected or who otherwise continues to be a member of the Board immediately thereafter is automatically granted under the Directors Plan, without further action by us, our Board of Directors, the Compensation Committee or our stockholders, shares of our restricted stock having a value equal to $100,000. The value of the restricted shares shall be based on the closing trading price of our Common Stock on the trading day immediately preceding the Annual Meeting Date. All restricted shares issued to non-management directors shall vest over three years with such shares to vest 33 1⁄3% per year on the three successive anniversary dates of the grant of restricted stock beginning on the first anniversary of the grant date.

Each of our directors is a party to an Indemnification Agreement with the Company pursuant to which we have agreed to indemnify and advance expenses to such director in connection with his service as our director, officer or agent to the fullest extent permitted by law and as set forth in each such agreement and, to the extent applicable, to maintain insurance coverage for each such director under our policies of directors’ and officers’ liability insurance.

AUDIT COMMITTEE REPORT

Our management has primary responsibility for preparing our financial statements and implementing internal controls over financial reporting. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States and the effectiveness of our internal control over financial reporting.

The role and responsibilities of the Audit Committee are set forth in a written charter adopted by our Board of Directors. The charter is available on our website, www.acadiahealthcare.com, under the webpage “Investor Relations – Corporate Governance.” The Audit Committee reviews and reassesses the adequacy of the charter annually or more often as necessary and recommends any proposed changes to the Board. The Audit Committee acted in accordance with its charter in 2013. In fulfilling its responsibilities for fiscal year 2013, the Audit Committee:

•	Pre-approved all auditing and non-auditing services of Ernst & Young LLP, other than certain de minimus non-audit services;

•	Reviewed and discussed with management our unaudited quarterly financial statements during 2013 and our audited financial statements for the fiscal year ended December 31, 2013, including a discussion of critical accounting policies used in such financial statements;

•	Reviewed and discussed with the internal auditor the quality and appropriateness of our internal controls and reporting procedures;

•	Discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, both with and without management present; and

•	Received the written disclosures and the letter from Ernst & Young LLP as required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and discussed with Ernst & Young LLP their independence from us and management.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and Ernst & Young LLP as described above, and in reliance thereon, the Audit Committee recommended to our Board of Directors that the audited financial statements for the fiscal year ended December 31, 2013 be included in our Annual Report on Form 10-K for filing with the SEC.

AUDIT COMMITTEE:

William F. Grieco, Chairman
E. Perot Bissell
Hartley R. Rogers

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following section references Acadia Healthcare Holdings, LLC (“Acadia Holdings”), which was a privately owned holding company that owned the Company prior to the consummation of the Company’s acquisition of PHC (the “PHC Acquisition”) and was controlled by WCP and its affiliates.

True Partners Engagement Agreement

The Company and True Partners Consulting LLC (“True Partners”), an affiliate of WCP, are parties to an engagement agreement dated January 7, 2011, pursuant to which True Partners renders tax consulting and compliance services to the Company and its affiliated entities. WCP and its affiliates indirectly own a majority of the True Partners membership interests. The engagement agreement terminated upon the completion of the services rendered by True Partners during 2011. The Company paid $196,387 and $23,000 in 2011 and 2012, respectively, to True Partners for such services performed in 2011. The Company did not pay any amount to True Partners in 2013.

Registration Rights Agreement

Acadia Holdings entered into an amended and restated registration rights agreement with the holders of substantially all of its equity securities pursuant to which such holders have the right to demand the registration of all or a portion of their securities and have certain “piggyback” registration rights, subject to certain limitations. In connection with the consummation of the PHC Acquisition, WCP and the other members of Acadia Holdings caused the dissolution of Acadia Holdings and the distribution of the Common Stock held by Acadia Holdings to its members. In connection with such dissolution and distribution, the Company assumed Acadia Holdings’ rights and obligations under the amended and restated registration rights agreement.

Affiliate Transactions

We have entered into employment agreements for certain of our executive officers. See the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Employment Agreements” for more information about such employment agreements.

Stockholders Agreement

In connection with consummation of the PHC Acquisition, the Company, the Management Investors, WCP and the WCP Investors entered into the Stockholders Agreement.

Management Rights. For so long as the WCP Investors hold at least 17.5% of our outstanding voting securities, the WCP Investors will have the right to designate at least such number of directors to our Board of Directors that, when compared to the authorized number of directors on our Board, is not less than proportional to the total number of Stockholder Shares (as defined below) over which the WCP Investors retain voting control relative to the total number of Stockholder Shares then issued and outstanding (with the number of representatives rounded up to the next whole number in all cases). From and after such time as the WCP Investors cease to hold at least 17.5% of our outstanding voting securities, the WCP Investors will have no right to designate any representative to our Board of Directors. Notwithstanding the foregoing, the Stockholders Agreement provides that no reduction in the number of shares of our Common Stock and other of our and our subsidiaries’ equity securities over which the WCP Investors retain voting control will shorten the term of any incumbent director on our Board.

In accordance with the Stockholders Agreement, our Board appointed Messrs. Jacobs and Shear as directors. Mr. Jacobs’ appointment shall last as long as he continues to serve as our Chief Executive Officer or the Chief Executive Officer of any of our subsidiaries. Mr. Shear’s appointment will terminate after the expiration of the three-year term following his initial term.

“Stockholder Shares” is defined as (i) any shares of our Common Stock or other of our or our subsidiaries’ equity securities from time to time purchased or otherwise acquired or held by any party to the Stockholders

Agreement, (ii) any of our Common Stock or other of our or our subsidiaries’ equity securities from time to time issued or issuable directly or indirectly upon the conversion, exercise or exchange of any securities purchased or otherwise acquired by any party to the Stockholders Agreement (excluding options to purchase our Common Stock granted by us unless and until such options are exercised), and (iii) any other capital stock or other of our or our subsidiaries’ other equity securities from time to time issued or issuable directly or indirectly with respect to the securities referred to in clauses (i) or (ii) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

Voting Agreement. Under the Stockholders Agreement, in the event the approval of the Company or its stockholders is required in connection with any election or removal of directors, merger, consolidation, business combination, recapitalization, conversion, sale, lease or exchange of all or substantially all of our property or assets, authorization or issuance of capital stock or other securities (including the adoption of any equity incentive plan), executive compensation, stockholder proposal, amendment to or restatement of our certificate of incorporation or Bylaws or pursuant to any contractual agreement to which a Management Investor is a party or is bound, each Management Investor will vote all of his or her Stockholder Shares and any other voting securities over which such Management Investor has voting control, and will take all other necessary or desirable actions within his, her or its control so that all such Stockholder Shares and other of our voting securities are voted as directed by the WCP Investors holding a majority of our outstanding shares of Common Stock held by all WCP Investors as of such date (the “Majority WCP Investors”). In furtherance of the foregoing, each Management Investor has appointed WCP II as such Management Investor’s true and lawful proxy and attorney-in fact, with full power and authority to vote such Management Investor’s Stockholder Shares and any other of our voting securities over which such Management Investor has voting control for the election and/or removal of directors (in accordance with the provisions described above in the subsection entitled “– Management Rights”) and all such matters as described in this “– Voting Agreement” subsection. The Stockholders Agreement provides that the voting agreements and proxy described in this paragraph will terminate from and after such time as the WCP Investors cease to hold 17.5% of our outstanding voting securities.

Transfer Restrictions. The Stockholders Agreement provides that no Management Investor may transfer any interest in any Stockholder Shares, except as described in the following sentence, without first obtaining the consent of the Majority WCP Investors; provided, that the Management Investors may transfer Stockholder Shares to their “Permitted Transferees” (as defined in the Stockholders Agreement) as long as the transferring Management Investor retains voting control over the transferred Stockholder Shares. The aforementioned restrictions on transfer do not apply to the following Stockholder Shares:

•	Stockholder Shares received as consideration in the PHC Acquisition;

•	Stockholder Shares purchased or otherwise acquired by any Management Investor after the effective time of the PHC Acquisition (excluding, for the avoidance of doubt, Stockholder Shares received in the dissolution of Acadia Holdings); and

•	A percentage of Stockholder Shares held by each Management Investor and designated as “Unrestricted Shares” in accordance with the terms of the Stockholders Agreement.

The Stockholders Agreement defines “Unrestricted Shares,” with respect to any Management Investor, as the number of such Management Investor’s Subject Shares (as defined below) determined by multiplying (x) the total number of Subject Shares held by such Management Investor as of November 1, 2011 (as appropriately adjusted for stock splits, stock dividends, stock combinations, recapitalizations and the like), by (y) the difference of 100% minus the WCP Liquidity Percentage (as defined below); provided, that (a) from and after November 1, 2014, no fewer than 33% of the Subject Shares held by such Management Investor as of November 1, 2011 shall be Unrestricted Shares, (b) from and after November 1, 2015, no fewer than 67% of the Subject Shares held by such Management Investor as of November 1, 2011 shall be Unrestricted Shares, and (c) from and after November 1, 2016, 100% of such Management Investor’s Subject Shares shall be Unrestricted Shares; and provided further, that 50,000 of the Subject Shares held by each of Norman K. Carter, III and Karen Prince shall become Unrestricted Shares on April 25, 2013 and an additional 50,000 of the Subject Shares held by each of Norman K. Carter, III and Karen Prince shall become Unrestricted Shares at the expiration of each 90-day period thereafter (notwithstanding the foregoing, each such former executive agrees to Transfer (as defined in the Stockholders Agreement) no more than 10,000 of such Subject Shares on any single trading day).

The Stockholders Agreement also defines “Subject Shares,” with respect to any Management Investor, as all Stockholder Shares purchased or otherwise acquired or held by such Management Investor other than (A) any Stockholder Shares received by such Management Investor as consideration in the PHC Acquisition, and (B) any Stockholder Shares purchased or otherwise acquired by such Management Investor after the effective time of the PHC Acquisition (which, for purposes of clarity, shall not include any Stockholder Shares received by such Management Investor in connection with the dissolution of Acadia Holdings or otherwise in connection with the liquidation and dissolution of Acadia Holdings), and defines “WCP Liquidity Percentage” as the percentage obtained by dividing (i) the total number of Stockholder Shares constituting WCP Equity (as defined below) as of the date of determination, by (ii) the total number of Stockholder Shares constituting WCP Equity as of November 1, 2011 (as appropriately adjusted for stock splits, stock dividends, stock combinations, recapitalizations and the like).

The Stockholders Agreement defines “WCP Equity” as (i) the Common Stock held by the WCP Investors on November 1, 2011 and any other Stockholder Shares from time to time issued to or otherwise acquired by the WCP Investors (other than pursuant to purchases made on the open market and not in connection with any private placement by us), and (ii) any securities issued with respect to the securities referred to in clause (i) by way of a stock split, stock dividend, or other division of securities, or in connection with a combination of securities, recapitalization, merger, consolidation, or other reorganization. As to any particular securities constituting WCP Equity, such securities shall cease to be WCP Equity when they have been (A) effectively registered under the Securities Act and disposed of for cash in accordance with the registration statement covering them, (B) purchased or otherwise acquired for cash by any person other than a WCP Investor, or (C) redeemed or repurchased for cash by the Company or any of its subsidiaries or any designee thereof. The Stockholder Shares not described in clauses (i), (ii) and (iii) of the prior sentence are referred to in the Stockholders Agreement as “Restricted Shares.”

Lock-Ups. The Stockholders Agreement provides that no Management Investor or other holder of Restricted Shares will take any of the following actions from the date the Company gives notice to the Management Investors that a preliminary or final prospectus has been circulated for a public offering and during the 90 days following the date of the final prospectus for such public offering: (i) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Company’s or its subsidiaries’ equity securities or any securities convertible into or exchangeable or exercisable for such securities; (ii) enter into any transaction which would have the same effect as described in clause (i); (iii) enter into any swap, hedge or other arrangement that transfers, in whole or part, any of the economic consequences or ownership of any of the securities described in clause (i); or (iv) publicly disclose the intention to enter into any transaction described in clauses (i), (ii) or (iii). The foregoing restrictions do not apply to transactions made in the subject public offering and those to which the underwriters managing such public offering agree in writing. As used in this “– Stockholders Agreement” section, “public offering” refers to any offering by the Company of the Company’s or its subsidiaries’ capital stock or other equity securities to the public pursuant to an effective registration statement under the Securities Act or any comparable statement under any similar federal statute then in force.

Certain Covenants. Under the Stockholders Agreement, we are obligated, for so long as the WCP Investors continue to hold 17.5% of our outstanding voting securities, to deliver to the WCP Investors certain audited and unaudited financial statements, annual budgets and operating plans and other information and financial data concerning us and our subsidiaries as reasonably requested by the WCP Investors. We will also be obligated during such period to permit any representative designated by any WCP Investor, upon reasonable notice and execution of a customary confidentiality agreement, to visit and inspect any of our properties, to examine our and our subsidiaries’ corporate, financial and other records and to consult with our and our subsidiaries directors, officers, managers, key employees and independent accountants.

For so long as the WCP Investors continue to hold 17.5% of our outstanding voting securities, we are not permitted to take (or with respect to certain actions be permitted to cause our subsidiaries to take) any of the following actions, subject to certain limited exceptions, without the prior written consent of the Majority WCP Investors:

•	Pay dividends, redeem stock or make other distributions;

•	Authorize, issue or enter into any agreement providing for the issuance of any debt or equity securities;

•	Make loans, advances, guarantees or “Investments” (as defined in the Stockholders Agreement);

•	Engage in mergers or consolidations;

•	Make or fail to make certain capital expenditures;

•	Sell, lease, license or dispose of any assets;

•	Liquidate, dissolve or wind up or effect a recapitalization, reclassification or reorganization;

•	Acquire any interest in any company or business;

•	Materially change our business activities;

•	Enter into, amend, modify or supplement or waive any provisions of any agreement, transaction, commitment or arrangement with any affiliate;

•	Incur additional indebtedness exceeding $10.0 million in aggregate principal amount outstanding at any time on a consolidated basis; or

•	Make an assignment for the benefit of creditors or admit in writing its inability to pay our debts generally as they become due.

Furthermore, so long as the WCP Investors continue to hold 17.5% of our outstanding voting securities we will (and will cause each of our subsidiaries to) take the following actions (subject to certain limited exceptions), unless we have received the prior written consent of the Majority WCP Investors:

•	Maintain and keep our tangible assets in good repair, working order and condition;

•	Maintain all material intellectual property rights necessary to the conduct of our business and maintain agreements providing for the confidentiality and protection of our intellectual property rights;

•	Comply in all material respects with all applicable laws, rules and regulations of all governmental entities;

•	Cause to be done all things reasonably necessary to maintain, preserve and renew all licenses, permits and other approvals necessary for the conduct of our business;

•	Pay and discharge when payable all material taxes, assessments and governmental charges imposed upon our properties or the income or profits therefrom;

•	Use commercially reasonable efforts to continue in force adequate insurance; and

•	Maintain proper books of record and account which present fairly in all material respects our financial conditions and results of operations and make provisions on our financial statements for all proper reserves, each in accordance with GAAP.

GENERAL INFORMATION

Stockholder Proposals for 2015 Annual Meeting

Pursuant to Rule 14a-8 under the Exchange Act, proper stockholder proposals intended to be presented at our 2015 annual meeting of stockholders must be received by us at our principal executive offices at 830 Crescent Centre Drive, Suite 610, Franklin, Tennessee 37067 no later than December 12, 2014 for the proposals to be included in the Proxy Statement and form of proxy card for that meeting.

If a stockholder desires to bring a matter before our annual meeting of stockholders and the matter is submitted outside the process of Rule 14a-8, including with respect to nominations for election as directors, the stockholder must follow the procedures set forth in our Bylaws. Our Bylaws provide generally that stockholder proposals and director nominations to be considered at an annual meeting of stockholders may be made by a stockholder only if (1) the stockholder is a stockholder of record and is entitled to vote at the meeting, and (2) the stockholder gives timely written notice of the matter to our corporate secretary. To be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. However, in the event that our annual meeting is more than 30 days before or more than 70 days after the date of first anniversary of the preceding year’s annual meeting of stockholders, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. Under our Bylaws, notice with respect to the 2015 annual meeting of stockholders must be received at our principal executive offices between the dates of January 22, 2015 and February 21, 2015, unless the 2015 annual meeting is called for a date that is more than 30 days before or more than 70 days after May 22, 2015. The notice must set forth the information required by the provisions of our Bylaws dealing with stockholder proposals and nominations of directors.

Annual Report on Form 10-K

As indicated in the Notice of Internet Availability of Proxy Materials, a copy of this Proxy Statement and our 2013 Annual Report to Stockholders has been posted on the website www.proxyvote.com. Upon the written request of any stockholder entitled to vote at the Annual Meeting, we will furnish, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC. Requests should be directed to Acadia Healthcare Company, Inc., 830 Crescent Centre Drive, Suite 610, Franklin, Tennessee 37067, Attention: Christopher L. Howard, Esq., Executive Vice President, General Counsel and Secretary, (615) 851-6000. Our Annual Report to Stockholders and Annual Report on Form 10-K are not proxy soliciting materials.

Delivery of Documents to Stockholders Sharing an Address

Householding is a program adopted by the SEC that permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports, proxy statements and the Notices of Internet Availability of proxy materials sent to multiple stockholders of record who have the same address by delivering a single annual report, proxy statement or Notice of Internet Availability of Proxy Materials to that address. Householding is designed to reduce a company’s printing costs and postage fees. Brokers with account holders who are stockholders of the Company may be householding the Company’s proxy materials. If your household participates in the householding program, you will receive one Notice of Internet Availability of Proxy Materials. If you are a beneficial holder, you can request information about householding from your broker, bank or other nominee.

If you receive more than one Notice of Internet Availability of Proxy Materials, this means that you have multiple accounts holding Common Stock with brokers and/or the Company’s transfer agent. Please vote all of your shares by following the instructions included on each Notice of Internet Availability of Proxy Materials. Additionally, to avoid receiving multiple sets of proxy materials in the future, the Company recommends that you contact Broadridge Financial Services, Inc. at www.proxyvote.com or (800) 579-1639 to consolidate as many accounts as possible under the same name and address. If you are a beneficial holder, please call your broker for instructions.

Electronic Access to Proxy Statement and Annual Report to Stockholders

We have elected to provide this Proxy Statement and our 2013 Annual Report to Stockholders over the Internet through a “notice and access” model. The Notice of Internet Availability of Proxy Materials provides instructions on how you may access this Proxy Statement and our 2013 Annual Report to Stockholders on the Internet at www.proxyvote.com or request a printed copy at no charge. In addition, the Notice of Internet Availability of Proxy Materials provides instructions on how you may request to receive, at no charge, all future proxy materials in printed form by mail or electronically by email. Your election to receive proxy materials by mail or email will remain in effect until you revoke it. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to stockholders and will reduce the impact of our annual meetings on the environment.

ACADIA HEALTHCARE COMPANY, INC.

/s/ Joey A. Jacobs

Joey A. Jacobs
Chairman, Director and Chief Executive Officer

April 11, 2014

ACADIA HEALTHCARE COMPANY, INC. ATTN: CHRISTOPHER L. HOWARD 830 CRESCENT CENTRE DRIVE SUITE 610 FRANKLIN, TN 37067

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors
Nominees
01	Wade D. Miquelon 02 William M. Petrie, M.D. 03 Bruce A. Shear
The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2	Advisory vote on the compensation of the Company’s named executive officers as presented in the Proxy Statement.					☐	☐	☐
3	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.					☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here. (see reverse for instructions)		Yes	No	☐
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2013 Annual Report, Notice and Proxy Statement is/are available at www.proxyvote.com.

ACADIA HEALTHCARE COMPANY, INC.

REVOCABLE PROXY

2014 ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 22, 2014: The Proxy Statement and the Company’s 2013 Annual Report to Stockholders are available at www.proxyvote.com.

The undersigned hereby appoints Brent Turner and Christopher L. Howard, and either of them, as proxies, with full power of substitution and resubstitution, to vote all of the shares of Common Stock which the undersigned is entitled to vote at the annual meeting of stockholders of Acadia Healthcare Company, Inc., to be held at 830 Crescent Centre Drive, Suite 610, Franklin, Tennessee 37067, on Thursday, May 22, 2014, at 10:30 a.m. (Central Time), and at any adjournment thereof.

This proxy is being solicited by the Board of Directors and will be voted as specified. If not otherwise specified, the above named proxies will vote (a) FOR the election as directors of the nominees named on the reverse side and (b) FOR each of proposals 2 and 3.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side